Exhibit 99.1

DBS NOMINEES (PRIVATE) LIMITED, (as Lead Investor),

SEAVI ADVENT EQUITY V (A) LTD, (as Co-Investor and together with the

Lead Investor, the Investors),

Mr. CHI KWONG WAN, Mr. XUEXIANG AI and EASTERN WEALTHY

INTERNATIONAL INVEST LIMITED (together as Key Shareholders)

and

SINOCOM PHARMACEUTICAL, INC.

SERIES A PREFERRED STOCK PURCHASE

AGREEMENT

Freshfields Bruckhaus Deringer LLP

i

EXHIBITS

EXHIBIT A	FORM OF CERTIFICATE OF DESIGNATIONS
EXHIBIT B-1	ARTICLES OF INCORPORATION
EXHIBIT B-2	FORM OF AMENDED ARTICLES
EXHIBIT C-1	BYLAWS
EXHIBIT C-2	FORM OF AMENDED BYLAWS
EXHIBIT D	FORM OF REGISTRATION RIGHTS AGREEMENT
EXHIBIT E	FORM OF INVESTORS’ RIGHTS AGREEMENT
EXHIBIT F	FORM OF GUARANTEE
EXHIBIT G	FORM OF VOTING AGREEMENT
EXHIBIT H-1	FORM OF HERBS PURCHASE AGREEMENT
EXHIBIT H-2	FORM OF HERBS PURCHASE AGREEMENT
EXHIBIT I	FORM OF DISTRIBUTION AGREEMENT
EXHIBIT J	FORM OF LAND ACQUISITION CONTRACT
EXHIBIT K	FORM OF PLEDGE AGREEMENT
EXHIBIT L	FORM OF EMPLOYMENT CONTRACT
EXHIBIT M	FORM OF INDEMNIFICATION AGREEMENT

ii

EXECUTION COPY

SINOCOM PHARMACEUTICAL, INC.

SERIES A PREFERRED STOCK PURCHASE AGREEMENT

This Series A Preferred Stock Purchase Agreement (this Agreement) is made as of October 28, 2009, by and among Sinocom Pharmaceutical, Inc., a Nevada corporation (the Company), Mr. Chi Kwong Wan, Mr. Xuexiang Ai and Eastern Wealthy International Invest Limited, a British Virgin Islands limited company (each a Key Shareholder and collectively the Key Shareholders), DBS Nominees (Private) Limited, a limited private company incorporated in Singapore (the Lead Investor) and each of the persons and entities listed on the Schedule of Investors on Schedule 2.1 (together with the Lead Investor, the Investors). The Company and the Key Shareholders are hereinafter collectively referred to as the Company Parties.

1. AUTHORIZATION OF PREFERRED STOCK

The Company will prior to the Closing (as defined below), authorize and create a series of its Preferred Stock consisting of 15,847,099 shares, $0.001 par value per share, designated as its “Series A Redeemable Convertible Preferred Stock” (the Series A Preferred Stock). The terms, limitations and relative rights and preferences of the Series A Preferred Stock will be set forth in the Certificate of Designations, Number, Voting Powers, Preferences and Rights of Series A Preferred Stock of the Company, a form of which is attached hereto as Exhibit A (the Certificate of Designations). The shares of Common Stock issuable upon conversion of the Series A Preferred Stock are collectively referred to herein as the Conversion Shares. The shares of Series A Preferred Stock to be issued on the Closing Date (as defined below) shall initially be convertible into shares of Common Stock constituting 18.16% of the outstanding shares of Common Stock of the Company, determined on a fully-diluted basis.

2. PURCHASE AND SALE OF PREFERRED STOCK

2.1 Issuance of Preferred Stock

(a)	Subject to the terms and conditions set forth in this Agreement, on the Closing Date (as defined below) the Company shall sell to the Investors, and the Investors shall purchase from the Company, the number of shares of Series A Preferred Stock, and at the aggregate cash purchase prices (each a Purchase Price and together the Total Purchase Price), set forth opposite their respective names on Schedule 2.1 (such shares, collectively, the Shares). Such sales and purchases shall be effected on the Closing Date by the Company executing and delivering to each of the Investors, duly registered in its name, a duly executed stock certificate evidencing Shares being purchased by it, against delivery by each of the Investors to the Company of the Purchase Price by wire transfer of immediately available funds to such account as the Company shall designate in writing prior to the Closing Date. The Company’s agreements with each of the Investors are separate agreements, and the sales to each of the Investors are separate sales.

(b)	The closing of such sale and purchase (the Closing) shall take place at 10:00 A.M., Hong Kong time, on the date which is 5 Business Days from the date on which all of the conditions precedent have been fulfilled or waived by the parties, or such other date as the Investors and the Company agree in writing (the Closing Date), at the offices of Freshfields Bruckhaus Deringer, 11th floor, Two Exchange Square, Hong Kong, or such other location as the Investors and the Company shall mutually select. The Company shall use its best efforts to achieve satisfaction of each condition set out in Section 6 of this Agreement as soon as possible prior to November 30, 2009.

2.2 Performance Adjustment Amount

(a)	As soon as reasonably practicable following each of the fiscal years ending December 31, 2009 and 2010, and in any event within 90 calendar days thereafter, the Company shall provide to the Investors (i) (A) the Company’s 2009 Actual Financial Statements and (B) the Company’s 2010 Actual Financial Statements (together with the 2009 Actual Financial Statements, the Actual Financial Statements), respectively, and (ii) (A) for the year ending December 31, 2009, a statement (the 2009 NPAT Statement) that sets forth a calculation of the Company’s consolidated net profit after tax, excluding non-recurring gains, based upon the Company’s 2009 Actual Financial Statements and is certified by the Independent Accountant that such statement has been properly and fairly compiled in accordance with this Section (the Actual 2009 NPAT) and (B) for the year ending December 31, 2010, a statement (the 2010 NPAT Statement and together with the 2009 NPAT Statement, the NPAT Statements) that sets forth a calculation of the Company’s consolidated net profit after tax, excluding non-recurring gains, based upon the 2010 Actual Financial Statements and is certified by the Independent Accountant that such statement has been properly and fairly compiled in accordance with this Section (the Actual 2010 NPAT).

(b)	The amount of any performance adjustment amount shall be calculated as follows:

(i)	With respect to the year ending December 31, 2009, the amount of any Performance Adjustment Amount payable under this Section 2.2 shall mean the amount equal to: (1) the Total Purchase Price multiplied by (2)(A) the difference of (x) US$15,100,000 (the Anticipated 2009 NPAT) minus (y) the Actual 2009 NPAT divided by (B) the Anticipated 2009 NPAT (such amount, the 2009 Performance Adjustment Amount); and

(ii)	With respect to the year ending December 31, 2010, the amount of any Performance Adjustment Amount payable under this Section 2.2 shall mean the amount equal to: (1) the Total Purchase Price multiplied by (2)(A) the difference of (x) US$18,000,000 (the Anticipated 2010 NPAT) minus (y) the Actual 2010 NPAT divided by (B) the Anticipated 2010 NPAT (such amount, the 2010 Performance Adjustment Amount and together with the 2009 Performance Adjustment Amounts, the Performance Adjustment Amounts).

(c)	The payment of any Performance Adjustment Amount determined pursuant to this Section 2.2 shall be payable as follows:

(i)	if the 2009 Performance Adjustment Amount is a positive number, then within five (5) Business Days following the delivery of the 2009 NPAT Statement, the Company shall deliver, by wire transfer of immediately available funds to an account specified by the Lead Investor (to be distributed by the Lead Investor to the Investors in amounts equal to the proportional share of the 2009 Performance Adjustment Amount to be determined on a pro rata basis according to the percentage of Shares owned by each such Investor as of the date of the delivery of the 2009 NPAT Statement);

(ii)	if the 2010 Performance Adjustment Amount is a positive number, then within five (5) Business Days following the delivery of the 2010 NPAT Statement, the Company shall deliver, by wire transfer of immediately available funds to an account specified by the Lead Investor (to be distributed by the Lead Investor to each of the Investors in amounts equal to the proportional share of the 2010 Performance Adjustment Amount to be determined on a pro rata basis according to the percentage of Shares owned by each such Investor as of the date of the delivery of the 2010 NPAT Statement);

For avoidance of doubt, the 2009 Performance Adjustment Amount and the 2010 Performance Adjustment Amount are separate obligations on the part of the Company, free of any right of set off and without deduction or withholding of any kind.

2.3 Taxes.

(a)	The Company shall pay all sales, use, transfer, stamp, conveyance, value added, or other similar taxes, duties, excises, or governmental charges imposed by any domestic or foreign taxing authority but not including any tax on income or in lieu thereof and all recording and filing fees, notorial fees, and other similar costs in connection with the issuance, sale, delivery, or transfer of the Series A Preferred Stock or the Conversion Shares or otherwise on account of this Agreement or any Transaction Document or the transactions contemplated hereby or thereby and shall indemnify and save harmless the Investors without limitation as to time against any and all liabilities in respect thereof. Each party will, at its own expense, file all necessary tax returns and other documentation with respect to all such taxes.

(b)	All payments or dividends made to the Investors with respect to the Series A Preferred Stock shall be made free and clear of and without any withholding or deduction of Taxes, including US withholding taxes, provided that:

(i)	the Investors have provided the Company a complete IRS Form W-8BEN or IRS Form W-8IMY (or any successor forms) with any appropriate accompanying forms and have provided updated forms upon reasonable request, (whether or not any such form shows a complete or partial exemption from US withholding Taxes) and have complied with all legally imposed requirements to obtain any exemptions or reductions from withholding of Tax, including cooperating with the Company as to the completion of any procedural formalities.

If the Company is required by applicable law to withhold Taxes from such payments or dividends paid to the Investors and the conditions listed in this Section 2.3(b)(i) are satisfied, then (i) the sum payable to the Investors shall be increased as necessary so that after making all required withholding of Taxes (including any withholding of Taxes applicable to the additional sums payable under this Section 2.3(b)) the Investors receive an amount equal to the sum that the Investors would have received had no such withholding of Taxes been made, (ii) the Company shall make such withholding of Taxes, (iii) the Company shall timely pay the full amount of such Taxes to the relevant taxing authorities in accordance with applicable law and (iv) the Company shall deliver to the Investors written documentation evidencing that any withheld Tax has been paid to the relevant Taxing Authority. For avoidance of doubt, Section 2.3(b) shall survive and remain in effect indefinitely.

3. REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Each of the Company Parties hereby, jointly and severally, makes the following representations and warranties to the Investors as of the date hereof and as of the Closing Date.

3.1 Corporate Organization and Power

(a)	The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Nevada. Each of the Subsidiaries of the Company is duly formed and organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized. The Company and each of its Subsidiaries has the requisite power and authority to own, lease, or otherwise hold the assets and properties owned, leased, or otherwise held by it and necessary to carry on its business as presently conducted. The Company and each of its Subsidiaries is in good standing and is duly qualified to conduct business as a foreign entity in each jurisdiction in which the nature of its business or the ownership of property make such qualification necessary.

(b)	Attached hereto as Exhibits B-1 and C-1, respectively, are true and complete copies of the Articles of Incorporation and Bylaws of the Company, as amended through the date hereof (collectively, the Organizational Documents).

(c)	The Company is the beneficial owner of 100% of the issued share capital of Rolling Rhine Holdings Ltd., a British Virgin Islands corporation, which owns 100% of the issued share capital of China Zhongxi Yao Group Limited, a Hong Kong corporation, which, through its wholly-owned subsidiary, Anqing Zhongxi Yao Ltd., a PRC corporation, is a wholesale distributor of traditional Chinese medicine pharmaceutical products and is engaged in the business of selling natural herbs.

3.2 Authorization

The Company has the requisite corporate power to execute and deliver this Agreement and each other Transaction Document to be executed by it in connection with the consummation of the transactions contemplated hereby and to perform its obligations hereunder and thereunder. The execution and delivery by the Company of this Agreement and each Transaction Document and the performance by it of its obligations hereunder and thereunder have been (or at the time of execution will be) duly authorized by all necessary corporate (including stockholder) action on the part of the Company. This Agreement has been (and each Transaction Document will be) duly executed and delivered by duly authorized officers of the Company and, assuming the due execution and delivery of this Agreement and each Transaction Document by the other party or parties hereto or thereto, constitute valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

3.3 Consents and Approval

Except as set forth on Schedule 3.3, no consent, approval, waiver, order, or authorization of, or registration, declaration, or filing with, or notice to, any Person or Governmental Entity (including any consent, approval, waiver, or authorization in respect of any Contract or Permit) is required to be obtained or made by or in respect of the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or any Transaction Document by the Company, the performance by the Company of its obligations hereunder and thereunder or the consummation of the transactions contemplated hereby or thereby, other than (i) if required, the filing of a Form D with the SEC and any applicable state securities regulatory authorities, or (ii) the filing of the Certificate of Designations.

3.4 No Conflict

The execution and delivery of this Agreement does not (and of each Transaction Document will not), and neither the performance by the Company of its obligations hereunder and thereunder, nor the consummation of the transactions contemplated hereby and thereby, will, (i) conflict with the articles of incorporation or bylaws of the Company or any organizational documents of any Subsidiary of the Company, (ii) conflict with, result in any violation of, constitute a default (with or without notice, lapse of time, or both (a Default)) under, or give rise to a right of termination, cancellation, or acceleration of, or any obligation or to loss of a benefit under, any Material Contract, (iii) violate, constitute a Default under, or cause the forfeiture, impairment, non-renewal, revocation, or suspension of any Permit, (iv) violate any citation, order, judgment, decree, writ, or injunction (Order) of any Governmental Entity applicable to the Company or any of its Subsidiaries, (v) violate any Law applicable to the Company or any of its Subsidiaries, or (vi) result in the creation of any Encumbrance upon any of the assets or properties of the Company or its Subsidiaries.

3.5 Capitalization

(a)	On the date hereof, the authorized capital stock of the Company consists of 150,000,000 shares of its Common Stock, par value $0.001 per share (the Common Stock), and 20,000,000 shares of preferred stock, par value $0.001 per share, 15,847,099 of which will be designated as “Series A Convertible Preferred Stock.” On the date hereof, the issued and outstanding capital stock of the Company consists of 71,416,660 shares of Common Stock which are held beneficially and of record by the Persons and in the amounts set forth on Schedule 3.5(a).

(b)	Except for the transactions contemplated under this Agreement, all the outstanding shares of capital stock of the Company have been duly and validly issued and are fully paid and non-assessable, and were issued in accordance with the registration or qualification requirements of the Securities Act and any relevant state securities laws or pursuant to valid exemptions therefrom. Upon issuance, sale and delivery as contemplated by this Agreement, the Shares will be duly authorized, validly issued, fully paid and non-assessable shares of the Company, free of all preemptive or similar rights, and entitled to the rights therein described (save as otherwise provided in the Transaction Documents or the Certificate of Designations). The shares of common stock issuable upon conversion of the Conversion Shares have been duly and validly reserved for issuance. Upon their issuance in accordance with the terms of the Series A Preferred Stock, the Conversion Shares will be duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of the Company, free of all preemptive or similar rights (save as otherwise provided in the Transaction Documents or the Certificate of Designations).

(c)

Except for the transactions contemplated under this Agreement, there are (i) no authorized or outstanding securities, rights (preemptive or other), subscriptions, calls, commitments, warrants, options, or other agreements that give any Person the right to purchase, subscribe for, or otherwise receive or be issued capital stock of the Company or any security convertible into or exchangeable or exercisable for capital stock of the Company, (ii) no outstanding debt or equity securities of the Company that upon the conversion, exchange, or exercise thereof would require the issuance, sale, or transfer by the Company of any new or additional capital stock of the Company (or any other securities of the Company which, whether after notice, lapse of time, or payment of monies, are or would be convertible into or exchangeable or exercisable for capital stock of the Company), (iii) no agreements or commitments obligating the Company to repurchase, redeem, or otherwise acquire capital stock or other securities of the Company or its Subsidiaries, and (iv) no outstanding or authorized stock appreciation rights, phantom stock, stock rights, or other equity-based interests in respect of the Company. The Company has not issued any voting indebtedness.

(d)	Except for the transactions contemplated under this Agreement, there is no proxy, stockholder agreement, voting trust, or other agreement or understanding to which the Company, or to the Company’s Knowledge, any other Person, is a party or by which it is bound relating to the voting of any shares of capital stock of the Company.

3.6 Subsidiaries and Equity Investments; Joint Ventures

(a)	Schedule 3.6(a) sets forth the name, jurisdiction of incorporation, authorized, issued, and outstanding capital stock, and ownership of each direct and indirect Subsidiary of the Company. The Company does not, directly or indirectly, own any capital stock of any Person other than the Subsidiaries set forth on Schedule 3.6(a). The Company is not a direct or indirect participant in any joint venture, partnership, or other similar arrangement.

(b)	Except as set forth on Schedule 3.6(b), the outstanding shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid, and non-assessable, have not been issued in violation of any preemptive rights, and are owned of record and beneficially, directly or indirectly, by the Company, free and clear of all Encumbrances.

(c)

There are (i) no authorized or outstanding securities, rights (preemptive or other), subscriptions, calls, commitments, warrants, options, or other agreements that give any Person the right to purchase, subscribe for, or otherwise receive or be issued capital stock of any Subsidiary of the Company or any security convertible into or exchangeable or exercisable for capital stock of any Subsidiary of the Company, (ii) no outstanding debt or equity securities of the Company or its Subsidiaries that upon the conversion, exchange, or exercise thereof would require the issuance, sale, or transfer by the Company or its Subsidiaries of any new or additional capital stock of any Subsidiary of the Company (or any other securities, which, whether after notice, lapse of time, or payment of monies, are or would be convertible into or exchangeable or exercisable for capital stock of any

Subsidiary of the Company), (iii) no agreements or commitments obligating any Subsidiary of the Company to repurchase, redeem, or otherwise acquire capital stock or other securities of the Company or its Subsidiaries and (iv) no outstanding or authorized stock appreciation rights, phantom stock, stock rights, or other equity based interests in respect of any Subsidiary of the Company. No Subsidiary of the Company has not issued any voting indebtedness.

(d)	There is no proxy, stockholder agreement, voting trust, or other agreement or understanding to which any Subsidiary, or to the Company’s Knowledge, any other Person, is a party or by which it is bound relating to the voting of any shares of capital stock of any Subsidiary.

3.7 Corporate Proceedings, etc.

The Company has authorized the execution, delivery, and performance of the Transaction Documents and each of the transactions and agreements contemplated hereby and thereby. No other corporate action (including stockholder approval) is necessary to authorize such execution, delivery and performance of the Transaction Documents, and upon such execution and delivery each of the Transaction Documents shall constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and general principles of equity. The Company has authorized the issuance and delivery of the Shares in accordance with this Agreement and, subject to the issuance of the Shares, the Company has reserved for the Conversion Shares.

3.8 Reorganization

(a)	Neither the Reorganization nor its implementation nor any of the documents signed or executed in connection therewith:

(i)	has resulted or may result in a breach of any applicable Laws by any Group Company, or of the terms or provisions of the constitutive documents and/or Permits of, any Group Company;

(ii)	has resulted or may result in a breach of, or constituted or will constitute a default under, any indenture, mortgage, charge, trust, lease, agreement, instrument or obligation to which any Group Company is a party or to which any of their respective businesses or assets are bound;

(iii)	has resulted or may result in a breach of any Laws or Permits to which any Group Company were or are subject or by or on which any Group Company or any of its businesses or assets were or are bound or dependent; or

(iv)	has resulted or will result in the creation or imposition of any Encumbrance or other restriction upon any assets of any Group Company.

(b)	All Permits required in connection with the Reorganization have been obtained in writing and have been duly and validly issued or granted and the Reorganization was effected in compliance with all applicable Laws and such Permits and no Permit is subject to any condition precedent which has not been fulfilled or performed.

(c)	There are no legal, administrative or other proceedings in United States of America, British Virgin Islands, Hong Kong, the PRC or any other relevant jurisdiction in relation to the effectiveness or the validity of the Reorganization or any part thereof and, to the Company’s Knowledge, no such proceedings are pending, threatened or contemplated by any Governmental Entity or by any other Person.

(d)	The transactions contemplated by the Reorganization have been effected prior to the date hereof in compliance with all applicable Laws and in accordance with the Reorganization Documents. Other than the Reorganization Documents, there are no other documents or agreements, written or oral, that have been entered into by the Company or any of the other Group Companies in connection with the Reorganization which have not been previously provided, or made available, to the Investors or their advisors.

(e)	Full King International Investment Group Limited has received full consideration of RMB1,600,000 from China Zhongxi Yao as consideration for the acquisition of shares in Anqing Zhongxi Yao in 2008.

3.9 Financial Statements; Company Reports

(a)	The Company has made available to the Investors an accurate and complete copy of each (i) registration statement, prospectus, report, schedule and definitive proxy statement filed by the Company with the SEC during the past three years pursuant to the Securities Act or the Exchange Act (the Company Reports), and prior to the date hereof and (ii) communication mailed by the Company to its stockholders since January 1, 2006 and prior to the date hereof, and no such Company Report or communication, as of the date hereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date hereof) shall be deemed to modify information as of an earlier date. The Company Reports complied in all respects with all applicable requirements of the Securities Act and the Exchange Act as in effect on the dates such Company Reports were filed.

(b)	The consolidated financial statements of the Company included in the Company Reports filed prior to the date hereof (the Financial Statements) complied, and the Company Reports filed after the date will comply, as to form in all material aspects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly present, in accordance with U.S. generally accepted accounting principles consistently applied (GAAP), the consolidated financial position of the Company as of the dates thereof and its consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments that are not expected to be material);

(c)	The Company’s chief executive officer and its chief financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors (i) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

(d)	The Company has established and maintains disclosure and procedures (as such term is defined in Rule 13a-14 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s chief executive officer and its chief financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and such disclosure controls and procedures are effective in timely alerting the Company’s chief executive officer and its chief financial officer to material information required to be included in the Company’s periodic June 30, 2009 reports required under the Exchange Act.

(e)	The PRC Audited Accounts have been prepared and audited on a proper and consistent basis in accordance with the applicable PRC laws and accounting standards. The PRC Audited Accounts show a true and fair view of the assets, liabilities (actual, contingent or otherwise) and financial position and affairs of Anqing Zhongxi Yao as at December 31, 2006, December 31, 2007 and December 31, 2008 and of the profits and losses of Anqing Zhongxi Yao for the financial year ended December 31, 2006, December 31, 2007 and December 31, 2008.

(f)	No information was withheld from Ronald R. Chadwick, P.C. and Morgenstern, Svoboda & Bear, CPAs, P.C. (the Previous Audit Firms), the previous accounting firms engaged by the Company for the purpose of preparation of financial statements of the Company. There were no disputes between each of the Previous Audit Firms and the Company or its management during the period when the Previous Audit Firms were engaged respectively.

(g)	Each Group Company has been operated in the ordinary course as a going concern.

3.10 Absence of Undisclosed Liabilities, Indebtedness

The Company and its Subsidiaries have no Liabilities that are required to be reflected in, reserved against, or otherwise described in a balance sheet (or the notes thereto) prepared in accordance with GAAP except (i) those Liabilities provided for or reserved against in the Financial Statements, (ii) Liabilities arising in the ordinary course of business consistent with past practice since December 31, 2008, which are not individually or in the aggregate material, or (iii) Liabilities under this Agreement. Attached as Schedule 3.10 is a true and complete description of all Indebtedness of the Company and its Subsidiaries as of the date hereof.

3.11 Absence of Certain Changes

(a)	Except as set forth on Schedule 3.11, since the December 31, 2008, neither the Company nor any of its Subsidiaries has: (i) made or suffered any amendment of any Material Contract or cancelled, modified, or waived any material debts or claims held by it or waived any rights, whether or not in the ordinary course of business; (ii) suffered any event or circumstance that, individually or in the aggregate with any such other results, occurrences, fact, changes or event has had or could reasonably be expected to have a Material Adverse Effect; (iii) increased the salaries or other compensation of, or made any advance or loan to, any of its current or former directors or employees or made any increase in, or any addition to, other benefits to which any of its current or former directors or employees may be entitled in excess of US$100,000; (iv) declared, set aside, or paid any dividend or made or agreed to make any other distribution or payment in respect of its capital stock or redeemed, purchased, or otherwise acquired or agreed to redeem, purchase, or acquire any of its capital stock or other securities; (v) waived any right of material value to the Company or its Subsidiaries; (vi) incurred any material Indebtedness; (vii) suffered any material loss, destruction or damage to any of its property, whether or not insured; (viii) suffered any acceleration or made any prepayment of any Indebtedness or the refunding of any such Indebtedness; (ix) suffered any labor trouble or any material change in its senior management personnel or the terms and conditions of employment of any senior management personnel; (x) made any loan or extension of credit to any officer or employee of the Company in excess of US$100,000 or equivalent; or (xi) made any acquisition or disposition of any assets (or any contract or arrangement therefor) having a value in excess of US$500,000 or equivalent, or entered into any other transaction involving in excess of US$200,000 or equivalent otherwise than for fair value in the ordinary course of business.

(b)	To the Company’s Knowledge, there is no new law, regulation, rule, policy, order or notice issued, promulgated or enforced by any Governmental Entity since December 31, 2008 that has or is likely to have a Material Adverse Effect.

3.12 Legal Proceedings; Orders

Except as set forth on Schedule 3.12, there is no claim or judicial or administrative action, suit, proceeding, or investigation pending or, to the Company’s Knowledge, threatened (i) that questions the validity of this Agreement or any other Transaction Document, the performance by the Company of the obligations to be performed by it hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or (ii) relating to the business of the Company or any of its Subsidiaries (as now conducted or as proposed to be conducted) or materially affecting the Company or any of its Subsidiaries or any of their respective assets or properties. There is no Order of any Governmental Entity binding on the Company, any of its Subsidiaries, or any of their respective assets or properties.

3.13 Compliance with Laws

(a)	The Company and each of its Subsidiaries has complied in all material respects with each Law and Order binding on it or on any of its assets or properties and is not currently in violation of any such Law or Order, and there have been no notices or Orders of noncompliance issued to the Company of any of its Subsidiaries under or in respect of any such Law.

(b)	Without limiting the generality of Section 3.13(a), neither the Company nor any of its Subsidiaries has directly or indirectly (i) made or agreed to make any contribution, payment or gift to any government official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under the Laws of any United States federal, state or local or non-United States jurisdiction, (ii) established or maintained any unrecorded fund or asset for any purpose or made any false entries on the books and records of the Company or any of its Subsidiaries for any reason, (iii) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other person, to any candidate for United States federal, state or local or non-United States public office or (iv) paid or delivered any fee, commission or any other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which in any manner relates to the assets, business or operations of the Company or any of its Subsidiaries, which the Company or such Subsidiary knew or had reason to believe to have been illegal under any federal, state or local Laws (or any rules or regulations thereunder) of the United States of America or any other country having jurisdiction.

3.14 Permits

The Company and each of its Subsidiaries owns, holds, possesses, or lawfully uses in its business all approvals, authorizations, certifications, franchises, licenses, permits, and similar authorities (Permits) that are necessary for the conduct of their business as currently conducted or the ownership and use of their assets or properties, in compliance with all Laws, except for those Permits the failure to obtain or loss of which would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in Default under, or has received any notice of any claim of Default in respect of, any such Permits. To the Company’s Knowledge, all such Permits are renewable by their respective terms in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees.

3.15 Material Contracts

Schedule 3.15 sets forth all oral or written contracts, agreements, indentures, notes, bonds, loans, instruments, leases, commitments, or other arrangements or commitments (collectively, Contracts) to which the Company or any of its Subsidiaries is a party or by which it is bound, other than Contracts between the Company, on the one hand, and any of the Investors or any of their respective Affiliates, on the other hand (collectively, the Material Contracts): (i) Contracts with any current or former officer, director or equityholder of the Company or any of its Subsidiaries or any of their respective Affiliates or any other employment, non-competition, severance, consulting, or similar agreement; or any other employment, non-competition, severance, consulting, or similar agreement (ii) Contracts with any labor union or association representing any employee of the Company or any of its Subsidiaries; (iii) Contracts for the sale of any of the assets of the Company or any of its Subsidiaries other than in the ordinary course of business or for the grant to any Person of any preferential rights to purchase any of their assets; (iv) joint venture agreements; (v) Contracts containing covenants of the Company or any of its Subsidiaries not to compete in any line of business or with any Person in any geographical area; (vi) Contracts relating to the acquisition by the Company or any of its Subsidiaries of any operating business or the capital stock or other equity interests of any other Person; (vii) Contracts with Material Customers or Material Suppliers involving consideration in excess of US$200,000; (viii) Contracts granting any registration or similar right in respect of securities of the Company or any of its Subsidiaries; (ix) Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any of the assets of the Company or any Subsidiary, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements; (x) all Contracts providing for payments by or to the Company or any of the Subsidiaries in excess of US$100,000 in any fiscal year other than Contracts entered into in the ordinary course of business; (xi) all Contracts obligating the Company or any of the Subsidiaries to provide or obtain products or services for a period of one year or more or requiring the Company to purchase or sell a stated portion of its requirements or outputs; (xii) outstanding Contracts of guaranty, surety or indemnification, direct or indirect, by the Company or any of the Subsidiaries; (xiii) the Reorganization Documents; or (xiv) Contracts that are otherwise material to the Company and the Subsidiaries. There have been made available to Investors true and complete copies of all of the Material Contracts. Except as set forth on Schedule 3.15, all of the Material

Contracts of the Company and its Subsidiaries are in full force and effect and are the legal, valid, and binding obligations of the Company and/or its Subsidiaries, enforceable against them in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Neither the Company nor any of its Subsidiaries is in default in any material respect under any Material Contract of the Company and its Subsidiaries, nor, to the Company’s Knowledge, is any other party to any such Material Contract in default thereunder in any material respect.

3.16 Intellectual Property

The Company and each of its Subsidiaries owns or has the right pursuant to a valid license to use all Intellectual Property that is material to the conduct of the business of the Company and its Subsidiaries as now conducted without any conflict with the rights of others. Except as set forth on Schedule 3.16, (a) neither the Company nor any of its Subsidiaries has interfered with, infringed upon, or misappropriated in any material respect any Intellectual Property rights of any Person and (b) neither the Company nor any of its Subsidiaries has received from any Person in the past two years any written notice, charge, complaint, claim, or assertion thereof. To the Company’s Knowledge, no Person has interfered with, infringed upon, or misappropriated any Intellectual Property rights of the Company or its Subsidiaries. The Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to protect their respective rights in confidential information and Intellectual Property.

3.17 Affiliate Transactions

Except as set forth on Schedule 3.17, no employee, officer, or director of the Company or any of its Subsidiaries, any member of his or her immediate family, or any Person controlled by any of the foregoing Persons (Related Persons) (i) owes any amount to the Company or any of its Subsidiaries nor does the Company or any of its Subsidiaries owe any amount, or has it committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) has any claim or cause of action or any action, suit, or proceeding whatsoever against the Company or any of its Subsidiaries, (iii) to the Company’s Knowledge, has any direct or indirect ownership interest in, or is an officer, director, employee, consultant, or agent of, any Person that has a business relationship with the Company (or any of its Subsidiaries) or that competes with the Company or any of its Subsidiaries, or (iv) owns, directly or indirectly, in whole or in part, any real property, leasehold interests, or other property or any Permits, the use of which is necessary for the conduct of the business of the Company or its Subsidiaries as currently conducted and as proposed to be conducted. No Related Person has any direct or indirect interest in any Contract to which the Company or its Subsidiaries is a party or by which it is bound.

3.18 Assets and Properties

The Company and each of its Subsidiaries has good and marketable title to its assets and properties, and good title to its respective leasehold estates, free and clear of all Encumbrances, other than (i) Permitted Encumbrances and (ii) those that have arisen in the ordinary course of business consistent with past practice and that do not materially impair the ownership or use of such assets or properties. Such assets and properties are in such operating condition and repair as is suitable for the uses for which they are used in the business of the Company and its Subsidiaries, are not subject to any condition which materially interferes with the use thereof by the Company or its Subsidiaries, as the case may be, and constitute all assets, properties, interests in properties and rights necessary to permit the Company and its Subsidiaries to carry on their business after the Closing Date substantially as conducted by the Company and its Subsidiaries prior thereto.

3.19 Insurance

The Company and each of its Subsidiaries has in full force and effect all insurance policies, with coverage, in customary amounts (subject to reasonable deductibles), sufficient to provide adequate insurance coverage for all of the assets and properties of the Company and its Subsidiaries for all material risks customarily insured against by Persons engaged in a similar business, and in compliance with all applicable Laws, Orders, and Permits. There are no pending claims against any such insurance policy as to which the insurers have denied liability.

3.20 Tax Matters

(a)	Except as set forth on Schedule 3.20(a), (i) all material Tax Returns required to be filed by or on behalf of any Group Company have been properly prepared and duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings) and each such Tax Return was correct and complete in all material respects; (ii) all Taxes shown as due by or on behalf of a Group Company on such Tax Returns have either been fully and timely paid or adequate reserves have been provided for such Taxes in the Financial Statements, (iii) adequate reserves or accruals for Taxes have been provided in the Financial Statements in respect of any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing; and (iv) no agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including any applicable statute of limitation), has been executed or filed with the IRS or any other taxing authority by or on behalf of a Group Company and no power of attorney in respect of any Tax matter is currently in force.

(b)	Each Group Company has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and each Group Company has duly and timely withheld from employee salaries, wages, and other compensation and has paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over for all periods under all applicable Laws.

(c)	The Company has made any material Tax Returns of any Group Company relating to any tax periods starting on or after January 1, 2005 available for inspection upon reasonable written request.

(d)	Except as set forth on Schedule 3.20(d), to the Company’s Knowledge, no claim or notice has been made by a taxing authority in a jurisdiction where a Group Company does not file Tax Returns such that it is or may be subject to material taxation by that jurisdiction.

(e)	Except as set forth on Schedule 3.20(e), all deficiencies asserted or assessments made, in each case in writing as a result of any examinations by the IRS or any other taxing authority of the Tax Returns of or covering or including a Group Company have been fully paid, and there are no other audits by any taxing authority in progress, nor has any Group Company received written notice from any taxing authority that it intends to conduct such an audit or investigation. No issue has been raised by a federal, state, local, or foreign taxing authority in any current or prior examination that, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

(f)	No Group Company is a party to any tax sharing or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

(g)	No Group Company is subject to any private letter ruling of the IRS or comparable rulings of other taxing authorities.

(h)	The Company does not have any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of Law), as a transferee or successor, by contract or otherwise.

(i)	No Group Company is or has been engaged in any transaction that is subject to disclosure under present or former Treasury Regulations Sections 1.6011-4 or 1.6011-4T, as applicable.

(j)	The Company has not (i) recognized a material amount of “Subpart F income” as defined in Section 952 of the Code or (ii) included in its gross income a material amount income under Section 956 of the Code.

(k)	The Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii), nor does the Company expect, as of the effective time of this representation to become a United States real property holding corporation under current business plans.

(l)	No Group Company has, nor will any such Group Company have as of the Closing Date, any “overall foreign loss” accounts or “separate limitation loss” accounts within the meaning of Section 904 of the Code and the Treasury Regulations thereunder.

(m)	Pursuant to the Company’s current business plan, the Company believes, but makes no assurances, that for its tax year ending on December 31 year 2010, and each of its taxable years thereafter in the foreseeable future, at least 80 percent of the Company’s gross income during the “testing period” will be “active foreign business income” within the meaning of Section 861(c) of the Code.

(n)	The Company has no material assets other than its ownership of 100% of the issued share capital of Rolling Rhine. The Company’s activities are limited to that of a holding company of the Group, and the Company is not engaged in a trade or business in the United States.

(o)	No Subsidiary of the Company is engaged in a trade or business in the United States.

3.21 Labor and Employment Matters

(a)	Neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining agreement, and no employees of the Company or any of its Subsidiaries are represented by any labor organization. Within the preceding three years, to the Company’s Knowledge, there have been no organizing activities involving the Company or any of its Subsidiaries in respect of any group of employees of the Company or any of its Subsidiaries.

(b)	There are no strikes, work stoppages, slowdowns, lockouts, material arbitrations, or material grievances or other material labor disputes pending or, to the Company’s Knowledge, threatened against or involving the Company or any of its Subsidiaries.

(c)	There are no unfair labor practice charges, grievances, or complaints pending or, to the Company’s Knowledge, threatened by or on behalf of any employee or group of employees of the Company or its Subsidiaries. There are no complaints, charges, or claims against the Company or its Subsidiaries pending or, to the Company’s Knowledge, threatened to be brought or filed with any Governmental Entity based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company or its Subsidiaries.

(d)	To the Company’s Knowledge, no officer or key employee, or any group of key employees, currently intends to terminate his, her, or their employment with the Company or any of its Subsidiaries. Except as set forth in Schedule 3.21, the employment of each officer and employee of the Company and its Subsidiaries is terminable at the will of the Company or such Subsidiary, as the case may be. To the Company’s Knowledge, no officer, employee, agent, or consultant of the Company or any of its Subsidiaries is in violation of any term of any employment, consultant, non-disclosure, non-competition, confidentiality, or other similar agreement.

3.22 Real Property

(a)	Schedule 3.22(a) sets forth and complete list and summary description of (i) the real property owned in fee by the Company or any of its Subsidiaries (the Owned Real Property) and (ii) all real property leased by the Company or any of its Subsidiaries (the Leased Real Property and, together with the Owned Real Property and all other rights or interests of the Company or its Subsidiaries in real property, the Real Property). None of the real property reflected in the Interim Balance Sheet has been disposed of and no real property has been acquired by the Company or any of its Subsidiaries since the date of the Interim Balance Sheet.

(b)	The Company and each of its Subsidiaries has good and marketable title in fee simple to all Owned Real Property, and a valid leasehold interest in all Leased Real Property, in each case free and clear of all Encumbrances, except for Permitted Encumbrances. None of the Real Property is subject to any agreement, arrangement, or understanding for its use by any Person other than the Company or its Subsidiaries.

(c)	Each of the leases and subleases relating to the Leased Real Property is in full force and effect, there is no material default by the Company or any of its Subsidiaries or, to the Company’s Knowledge, by the lessor under any such lease or sublease, and each such lease and sublease will remain in full force and effect after the Closing without any modification in the rights or obligations of the parties under any such lease or sublease.

(d)	The structures, plants, improvements, systems, and fixtures located on each parcel of Owned Real Property and, to the Company’s Knowledge, Leased Real Property comply in all material respects with all Laws, and are in good operating condition and repair, ordinary wear and tear excepted. Each such parcel of Owned Real Property and, to the Company’s Knowledge, Leased Real Property, conforms in all material respects with all covenants or restrictions of record and conforms with all applicable building codes and zoning requirements and there is not, to the Company’s Knowledge, any proposed change in any such governmental or regulatory requirements or in any such zoning requirements.

3.23 Environmental Matters

(a)	The operations of the Company and each of its Subsidiaries are and have been in compliance with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying with all Permits required by Environmental Laws (Environmental Permits), and no action or proceeding is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require currently unbudgeted capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b)	Neither the Company nor any of its Subsidiaries is the subject of any outstanding written order or Contract with any Governmental Entity or other person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material.

(c)	No claim has been made or is pending, or to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries alleging either or both that the Company or any of its Subsidiaries may be in violation of any Environmental Law or Environmental Permit or may have any liability under any Environmental Law.

(d)	No fact, circumstance, or condition exists in respect of the Company or any of its Subsidiaries or any property currently or formerly owned, operated, or leased by the Company or any of its Subsidiaries or any property to which the Company or any of its Subsidiaries arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Company or any Subsidiary incurring unbudgeted Environmental Costs and Liabilities.

(e)	There is no investigation of the business, operations, or currently owned, operated, or leased property of the Company or any of its Subsidiaries or, to the Company’s Knowledge, previously owned, operated, or leased property of the Company or its Subsidiaries pending or, to the Company’s Knowledge, threatened that could lead to the imposition of any Environmental Costs and Liabilities or Encumbrances under any Environmental Law.

(f)	No environmentally related audits, studies, reports, analyses, and results of investigations have been performed in respect of the currently or previously owned, leased, or operated properties of the Company or any of its Subsidiaries.

3.24 Material Customers and Suppliers

(a)	Schedule 3.24 sets forth a list of the twenty (20) largest customers (Material Customers) and the twenty (20) largest suppliers (Material Suppliers) of the Company and its Subsidiaries, as measured by the dollar amount of purchases therefrom or thereby, during each of the twelve month periods ended June 30, 2008 and June 30, 2009, showing the approximate total sales by the Company and its Subsidiaries to each such customer and the approximate total purchases by the Company and its Subsidiaries from each such supplier, during such period.

(b)	Since June 30, 2009, no customer or supplier listed on Schedule 3.24 has terminated its relationship with the Company or any of the Subsidiaries or materially reduced or changed the pricing or other terms of its business with the Company or any of the Subsidiaries and, to the Company’s Knowledge, no customer or supplier listed on Schedule 3.24 has notified the Company or any of its Subsidiaries that it intends to terminate or materially reduce or change the pricing or other terms of its business with the Company or any of its Subsidiaries.

(c)	The aggregate amount of purchases made by the Group from the Key Manufacturers as listed on Schedule 6.17 represented not less than 10% of the total purchases of all products of the Group in the most recent financial year.

(d)	No Group Company has received any claim by its customers in connection with sale of products nor experienced any goods being returned by its customers.

(e)	Each Group Company has fulfilled its obligations (including payment obligations and delivery obligations) under any purchase agreements or sales agreements to which it is a party, except to the extent that such obligations are not currently due.

3.25 Corporate Records

The Company has delivered or made available to Investors true and complete copies of the articles of incorporation and bylaws (in each case as amended to the date of this Agreement) of the Company and the articles and bylaws (or other comparable organizational or governance documents) of each of its Subsidiaries. The minute books of the Company and each of its Subsidiaries previously made available to Investors contain complete and accurate records of all meetings and accurately reflect all other corporate action of the stockholders and board of directors (including committees thereof) of the Company and its Subsidiaries to the date hereof, including all amendments and corrections.

3.26 Registration Rights

Except as provided by Section 4 of this Agreement and the Registration Rights Agreement, the Company will not, as of the Closing Date, be under any obligation to register any of its securities under the Securities Act.

3.27 Key Shareholders

(a)

Each Key Shareholder has the requisite legal right and legal capacity to execute and deliver this Agreement and each other Transaction Document to which he is a party and to perform his obligations hereunder and thereunder. This Agreement has been (and each Transaction Document to which any Key Shareholder will be a party will be) duly executed and delivered by each Key Shareholder and, assuming the due execution and delivery of this Agreement and each Transaction Document by the other party or parties hereto or thereto, constitute valid and binding obligations of each Key Shareholder enforceable against each Key Shareholder in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(b)	No consent, approval, waiver, order, or authorization of, or registration, declaration, or filing with, or notice to, any Person or Governmental Entity (including any consent, approval, waiver, or authorization in respect of any Contract or Permit) is required to be obtained or made by or in respect of any Key Shareholder in connection with his execution and delivery of this Agreement or any Transaction Document to which he is a party, the performance by each Key Shareholder of his obligations hereunder and thereunder or the consummation of the transactions contemplated hereby or thereby, including, as applicable, any spousal consent.

(c)	There is no claim or judicial or administrative action, suit, proceeding, or investigation pending or, to the Company’s Knowledge, threatened, relating or affecting any Key Shareholder or his assets or properties. There are no Orders of any Governmental Entity binding on any Key Shareholder or any of his respective assets or properties.

(d)	The execution and delivery of this Agreement does not (and of each Transaction Document to which any Key Shareholder will be a party will not), and neither the performance by any Key Shareholder of his obligations hereunder and thereunder, nor the consummation of the transactions contemplated hereby and thereby, will, (i) conflict with, result in any violation of, constitute a Default under, or give rise to a right of termination, cancellation, or acceleration of, or any obligation or to loss of a benefit under, any Contract, (ii) violate any Order of any Governmental Entity applicable to any Key Shareholder or (iii) violate any Law applicable to any Key Shareholder.

3.28 Securities Law Exemptions

Upon reliance on the accuracy of the representations and warranties of the Investors contained in Section 4, the offer, sale and issuance of the Shares (or the Conversion Shares) are and will be exempt from the registration requirements of the Securities Act, and the registration, permit or qualification requirements of any applicable state securities laws. Neither the Company nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell any part of the Shares to any person or persons so as to bring the sale of such Shares by the Company within the registration provisions of the Securities Act or any state securities law. The Company is not, and after giving effect to the issuance of the Series A Preferred Stock or the Conversion Shares and the application of the proceeds thereof will not be, an “investment company” within the meaning of Investment Company Act of 1940, as amended.

3.29 Employment Benefit Plans

(a)	No Group Company is under any legal obligation to pay any welfare benefit to any of its directors, managers or employees, other than those required under PRC Law.

(b)	All payments and contributions to, or relating to, the social insurance funds (including pension, medical, unemployment, work-related injury and maternity insurance) and housing funds provided under PRC Law which are required to be made by any Group Company on behalf of its employees and by its respective employees have been duly paid.

(c)	All payments and contributions to, or relating to, the mandatory social welfare schemes provided under other applicable Law which are required to be made by the Group on behalf of its employees and by its respective employees have been duly paid.

3.30 Listing Applications

The Company has not made any application to list its shares on any stock exchanges in any jurisdictions.

3.31 Disclosure

To the Company’s Knowledge, no representation or warranty of any Company Party contained in this Agreement (including the Schedules hereto), and no statement contained in any document, list, certificate, or other instrument furnished or to be furnished by or on behalf of any Company Party to Investors or Lead Investor’s Representatives in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading or necessary in order fully and fairly to provide the information required to be provided in any such document, list, certificate, or other instrument. To the Company’s Knowledge, there are no material circumstances or information in relation to each Group Company’s business which might be material for disclosure to the Investors, which have not been disclosed by the Company or its advisors.

4. REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

Each of the Investors severally represents and warrants to the Company as follows:

4.1 No Registration

Such Investor understands that the Shares (and the Conversion Shares), have not been, and will not be (except pursuant to the Registration Rights Agreement), registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Investor’s representations as expressed herein or otherwise made pursuant hereto.

4.2 Investment Intent

Such Investor is acquiring the Shares, and the Conversion Shares, for investment for its own account, not as a nominee or agent (except in the case of the Lead Investor, which is acquiring the shares as nominee of DBS Bank Ltd.), and not with the view to, or for resale in connection with, any distribution thereof, and that such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. Such Investor further represents that it does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participation to such person or entity to any third person or entity with respect to any of the Shares or the Conversion Shares.

4.3 Investment Experience

Such Investor has substantial experience in evaluating and investing in private placement transactions of securities in companies in the mid to late stage of growth and has such knowledge and experience in financial and business matters so that such Investor is capable of evaluating the merits and risks of its investment in the Company.

4.4 Access to Data

Such Investor has had an opportunity to ask questions of, and receive answers from, the officers of the Company concerning the Transaction Documents, the exhibits and schedules attached hereto and thereto and the transactions contemplated by the Transaction Documents, as well as the Company’s business, management and financial affairs. Such Investor believes that it has received all the information such Investor reasonably considers necessary or appropriate for deciding whether to purchase the Shares and the Conversion Shares.

4.5 Residency

The principal place of business is correctly set forth on Schedule 2.1.

4.6 Accredited Investor

The Investor is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the SEC under the Securities Act.

4.7 International Investors

If the Investor is not a United States person (as defined by Section 7701(a)(30) of the Code), the Investor hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Shares. The Investor’s subscription and payment for and continued beneficial ownership of the Shares will not violate any applicable securities or other laws of the Investor’s jurisdiction.

4.8 Due Authority

It has full power and legal right to execute and deliver this Agreement and each of the Transaction Documents and to perform its obligations hereunder and thereunder.

4.9 Organization

It is a validly existing limited partnership, limited liability company or corporation, duly organized under the laws of its jurisdiction of organization.

4.10 Restricted Securities

Such Investor understands that the Shares will be “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act and that for so long as such securities are “restricted securities” (as so defined), they may not be deposited into any unrestricted depositary facility established or maintained by any depositary bank.

4.11 Selling Restrictions

As long as the Shares and the Conversion Shares are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, each of the Investors severally covenants that it will not sell or otherwise transfer the Shares (or any of the Conversion Shares) except pursuant to an effective registration under the Securities Act or in a transaction which, in the opinion of counsel reasonably satisfactory to the Company, qualifies as an exempt transaction under the Securities Act and the rules and regulations promulgated thereunder.

4.12 Legends

Such Investor understands and agrees that the certificates evidencing the Shares or the Conversion Shares, or any other securities issued in respect of the Shares or the Conversion Shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, until such securities are registered or are no longer required to bear such legend in accordance with the Securities Act, shall bear the legends required by the Investors Rights Agreement and the Voting Agreement (in addition to any legend required under applicable state securities laws).

5. ADDITIONAL COVENANTS OF THE PARTIES

5.1 Conduct of the Business

(a)	Except as approved by Lead Investor in writing, between the date hereof and the Closing Date, the Company will, and will cause its Subsidiaries to, (i) conduct the business of the Company and its Subsidiaries only in the ordinary course of business consistent with past practice, (ii) maintain in good repair all of the assets and properties of the Company and its Subsidiaries, and (iii) preserve intact the current business operations of the Company and its Subsidiaries, keep available the services of the officers and employees of the Company and its Subsidiaries, and preserve the Company’s and each of its Subsidiary’s relationships with customers, suppliers, licensors, and others having business relationships with the Company or any of its Subsidiaries. The Company will promptly advise the Lead Investor (who would then advise the other Investors) of any action or event of which it becomes aware which has the effect of making materially incorrect any of such representations or warranties or which has the effect of rendering any of such covenants substantially incapable of performance.

(b)	Without limiting the generality of Section 5.1(a), and except as otherwise expressly provided in this Agreement between the date hereof and the Closing Date, neither the Company nor any of its Subsidiaries will, without the prior written consent of Lead Investor:

(i)	except for the amendments contemplated by the Amended Articles and Amended Bylaws pursuant to Section 6.5, amend its articles of incorporation, certificate of incorporation or bylaws (or other applicable organizational or governance document) or take any action in respect of such amendment;

(ii)	authorize for issuance, issue, sell, deliver, or agree or commit to issue, sell, or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, or otherwise) any stock of any class or series or any other securities convertible into or exercisable or exchangeable for any stock or any equity equivalents (including any stock options or stock appreciation rights);

(iii)	(A) split, combine, or reclassify any shares of its capital stock; (B) declare, set aside, or pay any dividend or make any other distribution or payment (whether in cash, stock, or property or any combination thereof) in respect of its capital stock; (C) make any other actual, constructive, or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such; or (D) redeem, repurchase, or otherwise acquire any securities of the Company or any of its Subsidiaries;

(iv)	fail to comply in any material respect with any Law applicable to the Company or any of its Subsidiaries or their respective assets or properties;

(v)	take any action, or knowingly omit to take any action, that would or would reasonably be expected to result in (i) any representation or warranty of the Company set forth in Section 3 becoming untrue or (ii) any of the conditions to the obligations of Lead Investor set forth in Section 6 not being fully satisfied;

(vi)	agree or commit to agree (in writing or otherwise) to do any of the foregoing; or

(vii)	carry on any trade or business in the United States.

5.2 Further Assurance

Each of the parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall use its reasonable efforts to fulfill or obtain the fulfillment of the conditions to the Closing as promptly as practicable.

5.3 Covenants

(a)	Each party hereto shall take all reasonable steps necessary or desirable, and proceed diligently and in good faith and shall use all reasonable efforts to obtain, as promptly as practicable, (i) all authorizations, consents, orders and approvals of all Governmental Entities that may be or become necessary for such party’s execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the other Transaction Documents and (ii) all approvals and consents required under all Contracts to which the Company or any of its Subsidiaries is a party to consummate the transactions contemplated hereby. Each party will cooperate fully (including, without limitation, by providing all information the other party reasonably requests) with the other parties in promptly seeking to obtain all such authorizations, consents, orders and approvals.

(b)	Each party hereto shall promptly inform the other party of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If any party or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity in respect of the transactions contemplated hereby, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

5.4 Public Announcement

The Company and Lead Investor will consult with each other and will mutually agree (the agreement of each party not to be unreasonably withheld) upon the content and timing of any press release or other public statement in respect of the transactions contemplated hereby and any party shall not issue any such press release or make any such public statement without first obtaining prior written consent from the other party, except as may be required by applicable Law; provided, however, that the Company and Lead Investor will give prior notice to the other party of the content and timing of any such press release or other public statement.

5.5 Notification

From the date hereof through the Closing Date, the Company will notify Investors of any change, circumstance, condition, development, effect, event, fact, or result in respect of the business, operations, financial condition, results of operations, assets, liabilities, or prospects of the Company or its Subsidiaries that, individually or in the aggregate, has resulted in or could reasonably be expected to have in a Material Adverse Effect.

6. INVESTORS’ CLOSING CONDITIONS

The obligation of the Investors to purchase and pay for the Shares on the Closing Date, as provided in Section 2 hereof, shall be subject to the performance by the Company of its obligations to be performed hereunder and to the satisfaction or waiver by the Lead Investor, prior thereto or concurrently therewith, of the following further conditions:

6.1 Representations and Warranties

The representations and warranties of the Company Parties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects (other than the representations and warranties contained in Sections 3.1, 3.2, 3.5, 3.6, 3.7 and 3.9, which representations and warranties shall be true and correct), in each case, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly speak as of an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).

6.2 Compliance with Agreement

Each Company Party shall have performed and complied with in all material respects all obligations, covenants and conditions contained in this Agreement which are required to be performed or complied with by the Company prior to or on the Closing Date.

6.3 Officer’s Certificate

The Investors shall have received a certificate, dated the Closing Date, signed by an officer, director or other member of senior management from the Company, certifying that the conditions specified in Sections 6.1, 6.2, 6.11 and 6.12 hereof have been fulfilled (except as waived by the Lead Investor in writing).

6.4 Legal Proceedings

No action, suit, or proceeding shall have been initiated or threatened for the purpose or with the probable or reasonably likely effect of enjoining or preventing the consummation of the transactions contemplated hereby or seeking damages on account thereof.

6.5 Amended Articles and Amended Bylaws Effective

The Amended Articles, the form of which is attached as Exhibit B-2 hereto, and Amended Bylaws, the form of which is attached as Exhibit C-2 hereto, shall have been duly adopted by the Company by all necessary corporate action of its Board of Directors and Stockholders, and shall have been duly filed with and accepted by the Secretary of State of the State of Nevada.

6.6 Registration Rights Agreement

The Company and each of the other parties thereto shall have duly executed the Registration Rights Agreement, the form of which is attached as Exhibit D hereto (the Registration Rights Agreement).

6.7 Investors’ Rights Agreement

The Company, the Key Shareholders and the Investors shall have duly executed the Investors’ Rights Agreement, the form of which is attached as Exhibit E hereto (the Investors’ Rights Agreement).

6.8 Guarantee

The Key Shareholders and the Investors shall and the Company shall procure that the other Guarantors named therein shall have duly executed the Guarantee, the form of which is attached as Exhibit F hereto (the Guarantee).

6.9 Voting Agreement

The Company, the Key Shareholders and the Investors shall have duly executed the Voting Agreement, the form of which is attached as Exhibit G hereto (the Voting Agreement).

6.10 Election of Directors

The individual to be designated and notified to the Company by the Lead Investor as a director of the Company (the Series A Director) shall have been elected to the Board of

Directors of the Company, effective upon the Closing. The individual to be designated and notified to the Company by the Investors (other than the Lead Investor) as an observer to attend the meetings of the Board of Directors of the Company shall have been confirmed by the Board of Directors of the Company, effective upon the Closing.

6.11 No Material Adverse Effect

Since December 31, 2008, there shall not have occurred any event, circumstance, condition, fact, or other matter that has had or could reasonably be expected to have a Material Adverse Effect.

6.12 Consent and Waivers

All approvals, authorizations, consents, and waivers of any Person or Governmental Entity that are required in connection with the execution and delivery of this Agreement or any Transaction Document, the performance of the Company of its obligations hereunder or thereunder, and the consummation of the transactions contemplated hereby and thereby shall have been duly obtained and effective prior to or as of the Closing Date.

6.13 Preferred Stock Certificates

The Company shall have delivered to each of the Investors one or more validly issued certificates representing the Series A Preferred Stock as set forth opposite their respective names on Schedule 2.1 duly executed by the appropriate officers of the Company.

6.14 Certified Copy of Certificate of Designations

The Company shall have delivered to the Investors a file-stamped copy of the Certificate of Designations as certified by the Secretary of State of the State of Nevada.

6.15 Completion of share transfer of Rolling Rhine

The Investors shall have received from the Company the completed valuation report of Rolling Rhine and the payment of the transfer price by the transferees to the transferor in accordance with the share transfer agreement dated November 1, 2008 between Mr. Wan Chi Kwong, as transferor, and Mr. Ai Xuexiang, Mr. Xu Xiaogao and Mr. Xu Xianqian, as transferees, as evidenced by execution of a confirmation letter between the parties thereto in a form previously agreed by the Lead Investor, a copy of such confirmation letter shall have been delivered to the Investors on or before the Closing Date.

6.16 Termination of Lease Agreements and Execution of Herbs Purchase Agreements

The existing seven land lease agreements with the administrative authorities of various villages for the purpose of planting Chinese herbs as more particularly set out in Schedule 6.16 shall have been terminated on terms and conditions reasonably satisfactory to the Investors and valid and enforceable purchase agreements shall have been entered into with the local governments and village committees as listed in Schedule 6.16 in the forms of attached as Exhibit H-1 and H-2. A certified copy of each of the above purchase agreements shall be delivered to the Investors on or before the Closing Date.

6.17 Distribution Agreements

The Company shall have delivered to the Investors a certified copy of each of the duly executed exclusive distribution agreements between Anqing Zhongxi Yao and ten (10) out of twenty (20) key manufacturers (the Key Manufacturers) as listed in Schedule 6.17 in the form of which is attached as Exhibit I.

6.18 Application for BVI Court Order

The Company shall have procured that Rolling Rhine shall have applied for a BVI court order that the amendment to the memorandum of Rolling Rhine in respect of the increase in authorized share capital should have effect from the date of resolution on October 9, 2008. A copy of the application materials submitted to the BVI court shall have been delivered to the Investors on or before the Closing Date.

6.19 Land Grant Contract for Modern Distribution Center

The Company shall have delivered to the Investors a certified copy of a duly executed land grant contract (which contract shall be conditional upon the closing of the transactions contemplated by this Agreement) with the relevant Governmental Entity for acquiring the land located in the Anqing Economic Development Zone for the purpose of setting up a modern distribution center in the form of Exhibit J attached hereto.

6.20 Provision of Share Ledger of the Company

The Company shall have delivered to the Investors a copy of the share ledger of the Company showing the true and correct shareholding of the Company as of five (5) Business Days prior to the Closing Date.

6.21 Share charge executed by Mr. Wan Chi Kwong and the Lead Investor

The Company shall have delivered to the Investors a duly executed Pledge Agreement by Mr. Wan Chi Kwong as pledgor, with respect to 8,726,376 shares of Common Stock held by him in favor of the security agent for the benefit of the Investors, in the form of which is attached as Exhibit K.

6.22 Legal Opinions

The Company shall deliver to the Investors at least two original copies of legal opinions, dated as of the Closing Date, issued by (i) Freshfields Bruckhaus Deringer, the Company’s New York counsel, as to New York law matters, (ii) Duane Morris LLP, the Company’s special Nevada counsel, as to Nevada law matters, (iii) Maples and Calder, the Company’s special BVI legal counsel, as to BVI legal matters, solely with respect to

Eastern Wealthy International Invest Limited, (iv) Conyers Dill & Pearman, the Lead Investor’s BVI legal counsel, as to BVI law matters, (v) Lovells, the Lead Investor’s Hong Kong legal counsel, as to Hong Kong law matters and (vi) Jun He Law Offices, the Lead Investor’s PRC legal counsel, as to PRC law matters, each in a form and substance satisfactory to the Investors.

6.23 Other Documents

The Company shall have delivered to the Investors such other documents relating to the transactions contemplated hereby as Investors or their counsel may reasonably request.

7. COMPANY CLOSING CONDITIONS

The obligation of the Company to issue and deliver the Shares on the Closing Date, as provided in Section 2 hereof, shall be subject to the performance by the Investors of their obligations theretofore to be performed hereunder and to the satisfaction or waiver by the Company, prior thereto or concurrently therewith, of the following further conditions:

7.1 Representations and Warranties

The representations and warranties of the Investors set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materially shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

7.2 Compliance with Agreement

The Investors shall have performed and complied in all material respects with all obligations, covenants and conditions contained in this Agreement which are required to be performed or complied with by it prior to or on the Closing Date.

7.3 Investors’ Certificates

The Company shall have received a certificate from each of the Investors, dated the Closing Date, signed by a duly authorized representative of such Investor, certifying that the conditions specified in the foregoing Sections 7.1 and 7.2 hereof have been fulfilled (except as waived by the Company).

7.4 Injunction

There shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as herein provided.

8. COVENANTS

8.1 Confidentiality

As to so much of the information and other material furnished under or in connection with this Agreement (whether furnished before, on or after the date hereof) as constitutes or contains confidential business, financial or other information of the Company or any of its Subsidiaries, each of the Investors’ covenants for itself and its directors, officers and partners that it will use due care to prevent its officers, directors, partners, employees, counsel, accountants and other representatives from disclosing such information to Persons other than their respective authorized employees, counsel, accountants, stockholders, partners, limited partners and other authorized representatives, except to the extent such information (i) was previously known on a non-confidential basis to the party receiving such information or documents (Receiving Party), (ii) was in the public domain through no fault of the Receiving Party, (iii) was independently developed by the Receiving Party, (iv) was later developed by the Receiving Party from sources other than the disclosing party not known by the Receiving Party to be bound by any confidentiality obligation, (v) is required to be disclosed by Law or by any Governmental Entity, or (vi) is disclosed to a potential purchaser of the Shares (subject to such person first having executed a confidentiality undertaking in favor of the Company). In the event of any termination of this Agreement prior to the Closing Date, each Investor shall return to the Company or destroy all confidential material previously furnished to such Investor or its officers, directors, partners, employees, counsel, accountants and other representatives in connection with this transaction. For purposes of this Section 8.1, “due care” means at least the same level of care that such Investor would use to protect the confidentiality of its own sensitive or proprietary information, and this obligation shall survive termination of this Agreement. Following the Closing, the terms and provisions of this Section 8.1 shall be superseded by Section 3.4 of the Investors’ Rights Agreement.

8.2 Employment Contracts

The Company shall cause Anqing Zhongxi Yao to enter into new employment contracts with all of the employees of Anqing Zhongxi Yao in the form attached as Exhibit L in compliance with the PRC Labor Contract Law in the ordinary course of business.

8.3 Key Employees and Directors

(a)	The Company shall use its reasonable efforts to procure “key man” insurance policies by June 30, 2010 to the extent consistent with customary practice and to maintain such policies for so long as each of Mr. Wan Chi Kwong, Mr. Ai Xuexiang, Mr. Pang Tuck Wing, Dr. Wang Qisheng and Dr. Huang Ping (the Key Employees and Directors) is a director or employee of any Group Company and will not take or omit to take any action or permit any action to be taken which might vitiate or invalidate any such policy.

(b)	The Company shall procure continuous service of Mr. Wan Chi Kwong, and continuous employment of Mr. Ai Xuexiang and Mr. Pang Tuck Wing for not less than five (5) years from the Closing Date and Dr. Wang Qisheng and Dr. Huang Ping for not less than two (2) years from the Closing Date by entering into service or employment contracts with each of them (as applicable) incorporating the key terms of service or employment (as applicable) as listed in Schedule 8.3 within one (1) month after the Closing Date.

8.4 Construction of Modern Distribution Center

The Company shall use its best efforts to deliver a copy of the land use right certificate issued by the relevant Governmental Entity in the PRC by March 31, 2010 and complete the construction of the modern distribution center located on the land in the Anqing Economic Development Zone by not later than one (1) year following the Closing Date.

8.5 Distribution Agreements

The Company shall procure to deliver a certified copy of each of the duly executed exclusive distribution agreements between Anqing Zhongxi Yao and the Key Manufacturers listed in Schedule 6.17 (except for those which have been provided to the Investors prior to the Closing Date) in the form of Exhibit I attached hereto by January 31, 2010.

8.6 BVI Court Order

The Company shall use its best efforts to procure that Rolling Rhine shall have obtained by December 31, 2009 a BVI court order that the amendment to the memorandum of Rolling Rhine in respect of the increase in authorized share capital should have effect from the date of resolution on October 9, 2008. A certified copy of the order issued by the BVI court shall be delivered to the Investors upon receipt by Rolling Rhine.

8.7 Increase of Investment Amount of Anqing Zhongxi Yao

The Company shall use its reasonable efforts to complete the increase of the investment amount of Anqing Zhongxi Yao to an amount to be mutually agreed within a reasonable timeframe between the Company and the Investors. A certified copy of the shareholders’ and directors’ resolutions of Anqing Zhongxi Yao approving the increase of investment amount, amended articles of association, and approvals obtained from and filings with the relevant Governmental Entity for the increase of investment amount shall have been delivered to the Investors as soon as practicable after the completion of the increase of the investment amount.

8.8 Renewal of Permit and Approvals

The Company shall use its best efforts to obtain approval by AFMA in connection with the applications for renewal of the medical operation permit, special medicine operation approvals (Operation Approval for Anabolic Agents and peptide hormone, and Operation

Approval for Narcotic Drugs and Psychotropic Drugs) made by Anqing Zhongxi Yao by not later than January 31, 2010. A certified copy of each of such permit and approval with a validity period from January 1, 2010 to December 31, 2014 shall be delivered to the Investors as soon as practicable after the approval is obtained.

8.9 Amendments to the Articles of Association of Anqing Zhongxi Yao

The Company shall have delivered to the Investors within one (1) month after the Closing Date a certified copy of the shareholders’ resolutions of Anqing Zhongxi Yao approving the amendments to the articles of association of Anqing Zhongxi Yao to the effect that the shareholders are vested with the highest authority of the company and a copy of all necessary filings with the relevant Governmental Entity.

8.10 Use of Proceeds

The Company will use the proceeds received from the issuance and sale of the Shares for the following purposes:

(a)	approximately US$9,000,000 for the construction of a modern distribution center; and

(b)	the balance of the proceeds for the acquisition of land and the construction of a research and development facility for the Company’s herb business, the Company’s working capital, fees and expenses incurred in connection with this Agreement, the transactions contemplated thereby and the Qualified Public Listing and general corporate purposes.

8.11 Most Favored Nation

The holder of any Shares shall have “most favored nation” status with respect to any additional equity financing (including, without limitation, the issuance of convertible debt and equity securities of any nature) obtained by the Company (Additional Financing) so long as at least 6,338,840 of the Shares remain outstanding. In the event that the Company obtains any such Additional Financing that includes terms more favorable than those granted to the holders of the Shares, whether under this Agreement, any of the other Transaction Documents, the Certificate of Designations or otherwise (the Investment Governing Documents) (including, without limitation, (i) a greater dividend rate, (ii) a more favorable conversion rate or (iii) the granting of warrants to purchase Common Stock), then, upon written demand by one or more of such holders, any such more favorable terms shall be made applicable to the then outstanding Shares or the holders of the then outstanding Shares, as applicable. The Company and the holders of the Shares shall negotiate in good faith the appropriate form and substance if any such modification to be made to the Investment Governing Documents taking into account the totality of the circumstances and the terms of the Additional Financing. Any such modifications shall be approved by the holders of a majority of the then outstanding Shares.

8.12 Tax Matters

The Company and the Investors shall cooperate with respect to Tax matters relating to the Investors’ ownership of the Series A Preferred Stock. For avoidance of doubt, the Company shall, upon reasonable written request, provide the Investors with any information necessary for the Investors to (i) report for Tax purposes any dividends received from the Company, (ii) claim any foreign tax credits for any Tax withheld by the Company on payments made to the Investors and (iii) avoid the imposition of any Tax under Section 897 of the Code and the Treasury Regulations promulgated thereunder. The Investors shall cooperate with reasonable written requests including, but not limited to informational forms and returns.

9. INDEMNIFICATION

9.1	Survival of Representations, Warranties and Covenants

(a)	The representations and warranties of the Company Parties and Investors contained in this Agreement shall survive for a period of eighteen (18) months after the Closing Date (except for (i) representations and warranties contained in Sections 3.20 (Tax Matters) and 3.29 (Employment Benefit Plans), which shall survive until the expiry of the applicable statute of limitations and (ii) the Specified Representations, which shall survive indefinitely). Any claim for indemnification in respect of any representation or warranty that is not asserted by notice given as herein provided relating thereto prior to the expiration of the specified period of survival shall not be pursued and is hereby irrevocably waived after the expiration of such period of survival. Any claim for an Indemnifiable Loss in respect of such a breach asserted within such period of survival as herein provided will be timely made for purposes hereof.

(b)	Unless a specified period is set forth in this Agreement (in which event such specified period will control), the covenants in this Agreement will survive and remain in effect indefinitely.

(c)	The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement shall not be affected by any investigation conducted at any time, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or agreement. The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreements, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements.

9.2 Indemnification

(a)	From and after the Closing, each of the Company Parties shall, jointly and severally, indemnify, defend, and hold harmless each Investor, its affiliates, and their respective officers, directors, stockholders, partners, managers, members, employees, agents, and representatives from and against any and all Indemnifiable Losses to the extent relating to, resulting from, or arising out of:

(i)	any breach of any representation or warranty made by any Company Party in this Agreement;

(ii)	any breach or nonfulfillment of any agreement or covenant of any Company Party set forth in this Agreement;

(iii)	any liability arising out of or in connection with the share entrustment agreement between Anqing Zhongxi Yao and Mr. Yao dated May 12, 2004 in relation to management and exercise of shareholder’s rights on behalf of Mr. Yao by Anqing Zhongxi Yao in Desheng Medication Limited;

(iv)	any actual or alleged Taxes (including, without limitation, any administrative penalties) payable by any Group Company in connection with the properties exchange agreement between Anqing Zhongxi Yao and Mr. Ai Xuexiang dated August 20, 2008;

(v)	any actual or alleged violation of applicable Laws in the PRC in connection with the Chinese herbs planting business;

(vi)	any actual or alleged claim, cause of action, dispute or legal proceeding involving or against any Group Company by Mr. Zhu Zhaoyuan (Mr. Zhu) over the status of Mr. Zhu as a shareholder of Anqing Zhongxi Yao;

(vii)	any actual or alleged breach of the PRC Labor Contract Law in connection with the existing employment contracts with the employees of Anqing Zhongxi Yao;

(viii)	any actual or alleged violation of applicable PRC Law as a result of any breach of the articles of association of Anqing Zhongxi Yao;

(ix)	the issuance by Rolling Rhine of shares in excess of its authorized share capital by Rolling Rhine on October 9, 2008 and the subsequent transfer of shares in Rolling Rhine on November 3, 2008 before a notice of change in the number of shares or authorized capital was filed with the Registrar of Corporate Affairs in the BVI on December 8, 2008;

(x)	the absence of or insufficient capital contribution by the then shareholders of Anqing Zhongxi Yao in 1997;

(xi)	failure to renew the medical operation permit and special medicine operation approvals in accordance with Section 8.8;

(xii)	any liability or penalty arising out of or in connection with the under accrual for earned income tax of Anqing Zhongxi Yao in relation to the deduction of processing fees from its taxable income (the Specified Liability); and

(xiii)	arising from or related to any fees, commissions, or like payments by any Person having acted or claiming to have acted, directly or indirectly, as a broker, finder or financial advisor for any of the Company Parties in connection with the transactions contemplated by this Agreement.

(b)	Subject to the limitations set forth in this Section 9, from and after the Closing, each Investor shall indemnify, defend, and hold harmless the Company Parties, their affiliates, and their respective officers, directors, stockholders, partners, managers, members, employees, agents, and representatives from and against any and all Indemnifiable Losses to the extent relating to, resulting from, or arising out of:

(i)	any breach of any representation or warranty made by such Investor under this Agreement;

(ii)	any breach or nonfulfillment of any agreement or covenant of such Investor set forth in this Agreement; and

(iii)	arising from or related to any fees, commissions, or like payments by any Person having acted or claiming to have acted, directly or indirectly, as a broker, finder or financial advisor for such Investor in connection with the transactions contemplated by this Agreement.

9.3 Definitions

As used in this Agreement, (i) Indemnitee means any person entitled to indemnification under this Agreement, (ii) Indemnitor means any person required to provide indemnification under this Agreement, (iii) Indemnifiable Losses means any and all damages, losses, liabilities, obligations, costs, and expenses, or any diminution of value, and any and all claims, demands, actions, suits, proceedings, or investigations or appeals by any Person, including the costs and expenses of any and all assessments, judgments, settlements, and compromises relating thereto and including reasonable attorneys’ fees and expenses in respect thereof and in respect of establishing the right to indemnification hereunder, (iv) Indemnity Payment means any amount of Indemnifiable Losses required to be paid pursuant to this Agreement, and (v) Third-Party Claim means any claim, action, suit, or proceeding made or brought by any person that is not a party to this Agreement or an affiliate of a party to this Agreement.

9.4 Procedures for Third-Party Claims

(a)	If any Indemnitee receives notice of assertion or commencement of any Third-Party Claim against such Indemnitee in respect of which an Indemnitor may be obligated to provide indemnification under this Agreement, the Indemnitee shall give such Indemnitor reasonably prompt written notice thereof; provided, however, that no delay on the part of the Indemnitee in notifying any Indemnitor shall relieve the Indemnitor from any obligation hereunder unless (and then solely to the extent) the Indemnitor is actually prejudiced by such delay.

(b)	Any Indemnitor will have the right to defend the Indemnitee against the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnitee so long as (i) the Indemnitor notifies the Indemnitee in writing within ten (10) days after the Indemnitee has given notice of the Third-Party Claim that the Indemnitor will indemnify the Indemnitee from and against any such Indemnifiable Losses, (ii) the Indemnitor provides the Indemnitee with evidence reasonably acceptable to the Indemnitee that the Indemnitor will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third-Party Claim involves only monetary damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment in respect of, the Third-Party Claim is not, in the good faith judgment of the Indemnitee, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnitee, and (v) the Indemnitor conducts the defense of the Third-Party Claim actively and diligently.

(c)	So long as the Indemnitor is conducting the defense of the Third-Party Claim in accordance with Section 9.4(b), (i) the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim, (ii) the Indemnitee will not consent to the entry of any judgment or enter into any compromise or settlement in respect of the Third-Party Claim without the prior written consent of the Indemnitor (which consent will not be unreasonably conditioned, delayed, or withheld), and (iii) the Indemnitor will not consent to the entry of any judgment or enter into any compromise or settlement in respect of the Third-Party Claim without the prior written consent of the Indemnitee (which consent will not be unreasonably conditioned, delayed, or withheld); provided, however, that, in respect of subsection (iii) above, the Indemnitee may condition such consent upon the delivery by the claimant or plaintiff to the Indemnitee of a duly executed unconditional release of the Indemnitee from all liability in respect of such Third-Party Claim.

(d)

In the event any condition set forth in Section 9.4(b) is or becomes unsatisfied, however, (i) the Indemnitee may defend against, and consent to the entry of any judgment or enter into any settlement in respect of, the Third-Party Claim in any manner it reasonably may deem appropriate, provided that the Indemnitee will consult with and obtain the consent of the Indemnitor in connection therewith which shall not be unreasonably conditioned, delayed, or withheld, (ii) the Indemnitor will reimburse the Indemnitee promptly and periodically for the costs of defending against the Third-Party Claim (including reasonable attorneys’ fees and expenses), and (iii) the Indemnitor will remain responsible for any Indemnifiable Losses the Indemnitee may suffer resulting from, arising out of, relating to, in the nature of, or caused by, the Third-Party Claim to the fullest extent provided in this Section.

9.5 Direct Claims

The Indemnitor will have a period of thirty (30) days within which to respond in writing to any claim by an Indemnitee on account of an Indemnifiable Loss that does not result from a Third-Party Claim (a Direct Claim). If the Indemnitor does not so respond within such 30-day period, the Indemnitor will be deemed to have rejected such claim, in which event the Indemnitee will be entitled to pursue such remedies as may be available to the Indemnitee.

9.6 Certain Other Matters

Upon making any Indemnity Payment Indemnitor will, to the extent of such Indemnity Payment, be subrogated to all rights of Indemnitee against any third person (other than an insurance company) in respect of the Indemnifiable Loss to which the Indemnity Payment related; provided, however, that (i) Indemnitor shall then be in compliance with its obligations under this Agreement in respect of such Indemnifiable Loss and (ii) until Indemnitee fully recovers payment of its Indemnifiable Loss, any and all claims of the Indemnitor against any such third person on account of such Indemnity Payment will be subrogated and subordinated in right of payment to Indemnitee’s rights against such third person. Without limiting the generality or effect of any other provision hereof, each such Indemnitee and Indemnitor will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights. Any Indemnity Payment hereunder shall be treated as an adjustment to the applicable purchase price.

9.7 Limitations on Indemnification for Breaches of Representations and Warranties

(a)	Subject to the other limitations set forth in this Section 9.7, an Indemnitor shall not have any liability under Sections 9.2(a)(i) or (b)(i), as applicable, except to the extent that claims for Indemnifiable Losses with respect to any claim or series of related claims for which Indemnitees are otherwise entitled to indemnification pursuant to Section 9.2(a)(i) or 9.2(b)(i), as applicable, exceeds US$5,000.00 (the Minimum Claim Amount) (it being understood that Indemnitors shall not be liable for any Indemnifiable Losses with respect to any claim or series of related claims in the event that the Indemnifiable Losses otherwise entitled to under Section 9.2(a)(i) or 9.2(b)(i), as applicable, are less than the Minimum Claim Amount); provided that the Minimum Claim Amount limitation shall not apply to Indemnifiable Losses related to the failure of any Specified Representation or any representations or warranties set forth in Sections 3.20 (Tax Matters) or 3.29 (Employment Benefit Plans) to be true and correct.

(b)	An Indemnitor shall not have any liability under Sections 9.2(a)(i) or (b)(i), as applicable, unless the aggregate amount of Indemnifiable Losses incurred by the Indemnitees and indemnifiable thereunder based upon, attributable to or resulting from the failure of any of the representations or warranties to be true and correct exceeds US$100,000.00 (the Threshold Amount) and, in such event, the Indemnitors shall be required to pay all Indemnifiable Losses in excess of the Threshold Amount; provided that the Threshold Amount limitation shall not apply to Indemnifiable Losses related to the failure of any Specified Representations or any representations or warranties set forth in Sections 3.20 (Tax Matters) or 3.29 (Employment Benefit Plans) to be true and correct; provided, further, that any claim or series of related claims for Indemnifiable Losses of less than the Minimum Claim Amount (other than Indemnifiable Losses related to the failure of any Specified Representation or any representations or warranties set forth in Sections 3.20 (Tax Matters) or 3.29 (Employment Benefit Plans) to be true and correct) shall be disregarded for purposes of calculating the Threshold Amount.

(c)	With respect to the Investors, no Investor shall be required to indemnify any Person under Section 9.2(b) for an aggregate amount of Indemnifiable Losses exceeding US$1,000,000.

(d)	With respect to the Company Parties, the Company Parties shall not be required to indemnify any Person under Section 9.2(a) for an aggregate amount of Indemnifiable Losses (other than in respect of Defined Indemnifiable Losses) exceeding the respective Purchase Prices in connection with claims made by each of the Investors.

(e)	Notwithstanding anything contained in this Agreement to the contrary, any amounts payable pursuant to this Agreement shall be paid without duplication, and in no event shall any Indemnitee be indemnified under different provisions of this Agreement for the same damages.

(f)	For purposes of determining the failure of any representations or warranties to be true and correct under this Section 9, the breach of any covenants and agreements, and calculating Indemnifiable Losses hereunder, any materiality or Material Adverse Effect qualifications in the representations, warranties, covenants and agreements shall be disregarded.

10. TERMINATION AND INVESTOR TERMINATION FEE

10.1 Termination of the Agreement

Certain of the parties hereto may terminate this Agreement as provided below:

(a)	The Lead Investor and the Company may terminate this Agreement by mutual written consent at any time prior to the Closing; or

(b)	By either the Lead Investor or the Company by giving written notice to the other if the Closing shall not have occurred by December 31, 2009 (the Final Termination Date) unless extended by written agreement of the Lead Investor and the Company; provided that the party seeking termination pursuant to the subsection (b) is not in material default or material breach of any Transaction Document to which it is a party; or

(c)	By any Investor, in respect of its respective Purchase Price, if the Company fails to fulfill any obligation under Section 6 in all material respects and some or all of the other Investors agree to waive the Company’s applicable obligations under Section 6 and agree to proceed with the Closing; or

(d)	By the Company, in respect of any Investors’ respective Purchase Price, if such Investor fails to fulfill any obligation under Section 7 in all material respects and the other Investors have fulfilled their obligations under Section 7 (or the Company has agreed to waive such obligations) and agree to proceed with the Closing; or

(e)	By Lead Investor or the Company if there shall have been entered a final, non-appealable order or injunction by any Governmental Entity prohibiting or restraining the consummation of the transactions contemplated hereby or any material part hereof; or

(f)	By Lead Investor if any Company Party shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of any Company Party shall have become untrue, in either case such that the conditions set forth in Sections 6.1 or 6.2 would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within twenty (20) days following receipt by the Company of notice of such breach from the Lead Investor; or

(g)	By the Lead Investor if in its reasonable opinion there shall have occurred a Material Adverse Effect.

10.2 Effect of Termination and Investor Termination Fee

In the event of any termination of this Agreement pursuant to Section 10.1, all rights and obligations of the parties hereunder shall terminate without any liability on the part of any party or its subsidiaries or affiliates in respect thereof, except that (i) the obligations of the parties under Section 8.1 (Confidentiality) and Section 12 (Miscellaneous) of this Agreement shall remain in full force and effect, and (ii) such termination shall not relieve any party of any liability for any breach of any representation, warranties, obligation or covenant contained in this Agreement prior to such termination. In the event of a termination of this Agreement as a result of the Company Parties intentionally failing to fulfill any of their conditions under Section 6, in addition to any other rights or remedies, the Company shall pay to the Lead Investor a termination fee of US$300,000.

11. INTERPRETATION OF THIS AGREEMENT

11.1 Terms Defined

As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

2009 Actual Financial Statements shall mean the audited consolidated balance sheets of the Group as at December 31, 2009 and the audited consolidated profit and loss statements and cash flow statements of the Group for the 12 month period ending on December 31, 2009, and all notes, reports and other documents annexed to the accounts, prepared in accordance with GAAP by an independent international public accounting firm acceptable to the Lead Investor.

2009 NPAT Statement shall have the meaning set forth in Section 2.2(a).

2009 Performance Adjustment Amount shall have the meaning set forth in Section 2.2(b)(i).

2010 Actual Financial Statements shall mean the audited consolidated balance sheets of the Group as at December 31, 2010 and the audited consolidated profit and loss statements and cash flow statements of the Group for the 12 month period ending on December 31, 2010, and all notes, reports and other documents annexed to the accounts, prepared in accordance with GAAP by an independent international public accounting firm acceptable to the Lead Investor.

2010 NPAT Statement shall have the meaning set forth in Section 2.2(a).

2010 Performance Adjustment Amount shall have the meaning set forth in Section 2.2(b)(ii).

Actual 2009 NPAT shall have the meaning set forth in Section 2.2(a).

Actual 2010 NPAT shall have the meaning set forth in Section 2.2(a).

Actual Financial Statements shall have the meaning set forth in Section 2.2(a).

Additional Financing shall have the meaning set forth in Section 8.11.

Affiliate shall mean, in respect of any Person, any other Person that is directly or indirectly controlling, controlled by, or under common control with such Person or any of its Subsidiaries, and the term “control” (including the terms “controlled by” and “under common control with”) means having, directly or indirectly, the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or by contract or otherwise.

Affiliate Group shall have the meaning ascribed to it in Section 1504(a) of the Code.

Agreement shall have the meaning set forth in the preamble.

Amended Articles shall mean the Amended and Restated Articles of Incorporation of the Company, substantially in the form of Exhibit B-2 attached hereto.

Amended Bylaws shall mean the Amended and Restated Bylaws of the Company substantially in the form attached as Exhibit C-2 attached hereto.

Anqing Zhongxi Yao shall mean (Anqing Zhongxi Yao, Ltd.), a company incorporated in the PRC with registered address at

Anticipated 2009 NPAT shall have the meaning set forth in Section 2.2(b)(i).

Anticipated 2010 NPAT shall have the meaning set forth in Section 2.2(b)(ii).

Arbitration Agreements shall have the meaning set forth in Section 11.7(a).

BVI shall mean the British Virgin Islands.

Business Day shall mean a day other than a Saturday, Sunday or other day on which banks in the State of New York, Singapore and Hong Kong are required or authorized to close.

Capital Leases shall mean, in respect of any Person, leases of (or other agreements conveying the right to use) any property (whether real, personal, or mixed) by such Person as lessee that, in accordance with GAAP, either would be required to be classified and accounted for as capital leases on a balance sheet of such Person or otherwise be disclosed as such in a note to such balance sheet.

Certificate of Designations shall have the meaning set forth in Section 1.

China Zhongxi Yao shall mean China Zhongxi Yao Group Limited a company incorporated in Hong Kong with company number 1258652 and having its registered address at Room 2103, Far East Consortium Building, 121 Des Voeux Road, Central, Hong Kong;

Closing shall have the meaning set forth in Section 2.1(b).

Closing Date shall have the meaning set forth in Section 2.1(b).

Code shall mean the Internal Revenue Code of 1986, as amended.

Common Stock shall have the meaning set forth in Section 3.5(a).

Company shall have the meaning set forth in the preamble.

Company’s Knowledge shall mean the knowledge after due inquiry of the Key Shareholders and the directors and executive officers of the Company and its Subsidiaries and all other officers and managers of the Company and its Subsidiaries having responsibility relating to the applicable matter after due inquiry.

Company Reports shall have the meaning set forth in Section 3.9(a).

Contracts shall have the meaning ascribed to it in Section 3.15.

Default shall have the meaning set forth in Section 3.4.

Defined Indemnifiable Losses shall mean Indemnifiable Losses arising from or relating to (i) any breach of any Specified Representation or any representation or warranty set forth in Sections 3.20 or 3.29, (ii) any breach or nonfulfillment of any agreement or covenant of any Company Party set forth in this Agreement (including, without limitation, the failure of the Company to pay any Performance Adjustment Amounts payable under Section 2.2) or (iii) fraud by any Company Party.

Desheng Medication Limited shall mean (Susong County Dengsheng Medication Limited).

Direct Claim shall have the meaning set forth in Section 9.5.

Encumbrance shall mean any security interest, lien, pledge, claim, charge, escrow, encumbrance, option, right of first offer, right of first refusal, preemptive right, mortgage, indenture, security agreement or other similar agreement, arrangement, contract, commitment, understanding, or obligation, whether written or oral, and whether or not relating in any way to credit or the borrowing of money.

Environmental Costs and Liabilities shall mean, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Losses, damages, punitive damages, consequential damages, treble damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Entity or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

Environmental Law shall mean any Law, now or hereafter in effect, in any way relating to the protection of human health and safety, the environment or natural resources.

Environmental Permit shall have the meaning set forth in Section 3.23(a).

Exchange Act shall mean the Securities Exchange Act of 1934, as amended.

Financial Statements shall have the meaning set forth in Section 3.9(b).

Final Termination Date shall have the meaning set forth in Section 10.1(b).

First Tribunal shall have the meaning set forth in Section 11.7(b).

GAAP shall have the meaning set forth in Section 3.9(b).

Group shall mean the Company, Rolling Rhine, China Zhongxi Yao and Anqing Zhongxi Yao.

Group Company shall mean each of the Company, Rolling Rhine, China Zhongxi Yao or Anqing Zhongxi Yao.

Governmental Entity shall mean any federal, state, provincial, regulatory or municipal court or other governmental department, commission, board, bureau, agency, or instrumentality, governmental or quasi-governmental, domestic or foreign.

Guarantee shall have the meaning set forth in Section 6.8.

Hazardous Material shall mean any substance, material, or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

Indebtedness shall mean for any Person at the time of any determination, without duplication, all obligations, contingent or otherwise, of such Person that, in accordance with GAAP, should be classified upon the balance sheet of such Person as indebtedness, but in any event including: (i) all obligations for borrowed money, (ii) all obligations arising from installment purchases of property or representing the deferred purchase price of property or services in respect of which such Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business on terms customary in the trade), (iii) all obligations evidenced by notes, bonds, debentures, acceptances, or instruments, or arising out of letters of credit or bankers’ acceptances issued for such Person’s account, (iv) all obligations, whether or not assumed, secured by any Encumbrance or payable out of the proceeds or production from any property or assets now or hereafter owned or acquired by such Person, (v) all obligations for which such Person is obligated pursuant to a guaranty, (vi) the capitalized portion of lease obligations under Capital Leases, (vii) all obligations for which such Person is obligated pursuant to any Interest Rate Protection Agreements or other derivative agreements or arrangements, and (viii) all obligations of such Person upon which interest charges are customarily paid or accrued.

Indemnifiable Losses shall have the meaning set forth in Section 9.3.

Indemnification Agreement shall mean the Indemnification Agreement between the Company and the Series A Director, to be dated as of the date of the Closing Date, in the form of Exhibit M attached hereto.

Indemnitee shall have the meaning set forth in Section 9.3.

Indemnitor shall have the meaning set forth in Section 9.3.

Indemnity Payment shall have the meaning set forth in Section 9.3.

Independent Accountant shall mean a single independent chartered accountant or an independent firm of chartered accountants to be agreed upon by the Lead Investor and the Company and any such chartered accountant or firm of chartered accountants will act as experts and not as arbitrators.

Intellectual Property shall mean trademarks and service marks (whether registered or unregistered), trade names and designs, together with all goodwill related to the foregoing; patents (including any continuations, continuations in part, renewals and applications for any of the foregoing); copyrights (including any registrations and applications therefor and whether registered or unregistered); internet domain names; computer software; databases; works of authorship; mask works; technology; trade secrets and other confidential information; know-how; proprietary processes; formulae; algorithms; models; user interfaces; customer lists; inventions; discoveries; concepts; ideas; techniques; methods; source codes; object codes; methodologies; and, in respect of all of the foregoing, related confidential data or information.

Interest Rate Protection Agreement means any interest rate swap, interest rate cap, interest rate collar, or other interest rate hedging agreement or arrangement.

Interim Balance Sheet shall mean the unaudited consolidated balance sheet of the Company as of June 30, 2009 included in the Company Reports.

Investment Governing Documents shall have the meaning set forth in Section 8.11.

Investors shall have the meaning set forth in the preamble.

Investors Rights’ Agreement shall have the meaning set forth in Section 6.7.

IRS shall mean the Internal Revenue Service and any governmental body or agency succeeding to the functions thereof.

Key Manufacturers shall have the meaning set forth in Section 6.17.

Key Shareholder shall have the meaning set forth in the preamble.

Law shall mean the common law and all federal, state, local, and foreign laws, rules and regulations, Orders, and other determinations of the United States, any foreign country, or any domestic or foreign Governmental Entity.

Lead Investor shall have the meaning set forth in the preamble.

Leased Real Property shall have the meaning set forth in Section 3.22(a).

Legal Proceeding shall mean means any judicial, administrative or arbitral actions, suits, mediation, investigation, inquiry, proceedings or claims (including counterclaims) by or before a Governmental Entity.

Liabilities shall mean all Indebtedness, obligations, and other liabilities (or contingencies that have not yet become liabilities) of a Person, whether absolute, accrued, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due.

Material Adverse Effect shall mean any result, occurrence, fact, change, or event (whether or not known or foreseeable as of the date of this Agreement) that, individually, or in the aggregate with any such other results, occurrences, facts, changes, or events, has a material adverse effect on (i) the business, operations, financial position, or prospects of any of the Company and its Subsidiaries, taken as a whole, (ii) the ability of any of the Company to perform in a timely manner any of its obligations under this Agreement or any of the Transaction Documents or any transaction contemplated hereby or thereby, or (iii) the legality, validity, or enforceability of this Agreement or the other Transaction Documents.

Material Contract shall have the meaning set forth in Section 3.15.

Material Customers shall have the meaning set forth in Section 3.24(a).

Material Suppliers shall have the meaning set forth in Section 3.24(a).

Minimum Claim Amount shall have the meaning set forth in Section 9.7(a).

Mr Yao shall mean

NPAT Statements shall have the meaning set forth in Section 2.2(a).

Order shall have the meaning ascribed to it in Section 3.4.

Organizational Documents shall have the meaning set forth in Section 3.1(b).

Owned Real Property shall have the meaning set forth in Section 3.22(a).

Performance Adjustment Amounts shall have the meaning set forth in Section 2.2(b)(ii).

Permitted Encumbrances shall mean (i) Encumbrances for current Taxes not yet due and payable and (ii) any materialmen’s, mechanics, workmen’s, repairmen’s, contractor’s, warehousemen’s, carrier’s, supplier’s, vendor’s, or similar Encumbrances if payment is not yet due on the underlying obligation.

Permits shall have the meaning ascribed to it in Section 3.14.

Person shall mean an individual, partnership, joint-stock company, corporation, limited liability company, trust or unincorporated organization, and a government or agency or political subdivision thereof.

Pledge Agreement shall mean the Pledge Agreement made by Mr. Chi Kwong Wan and the Investors and a security agent for the Investors, dated as of the date of the Closing Date, in the form of Exhibit K attached hereto.

PRC shall mean the People’s Republic of China (which for the purpose of this Agreement, shall not include Hong Kong, Macau and Taiwan).

PRC Audited Accounts shall mean the audited consolidated financial statements of Anqing Zhongxi Yao Ltd. for the three (3) years ended December 31, 2008 and six (6) month ended June 30, 2009.

Previous Audit Firm shall have the meaning set forth in Section 3.9(f).

Purchase Price shall have the meaning set forth in Section 2.1(a).

Real Property shall have the meaning set forth in Section 3.22(a).

Receiving Party shall have the meaning set forth in Section 8.1.

Registration Rights Agreement shall have the meaning set forth in Section 6.6.

Related Person shall have the meaning set forth in Section 3.17.

Release shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

Remedial Action shall mean all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

Reorganization shall mean the reorganization of the group of companies now comprising the Group, details of which are set out in Schedule 3.8.

Reorganization Documents shall mean the transfer documents or agreements giving effect to or in connection with the Reorganization as more particularly set out in Schedule 3.8.

Representative shall mean any officers, directors, members, managers, partners, employees, accountants, counsel, consultants, advisors, financial sources, financial institutions, and agents of any party to this Agreement.

RMB shall mean renminbi, the lawful currency of the PRC.

Rolling Rhine shall mean Rolling Rhine Holdings Limited, a business company incorporated in the BVI with company number 1450219 and having its registered address at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, BVI.

SEC shall mean the Securities and Exchange Commission.

Securities Act shall mean the Securities Act of 1933, as amended.

Series A Preferred Stock shall have the meaning set forth in Section 1.

Shares shall have the meaning set forth in Section 2.1(a).

Specified Liability shall have the meaning set forth in Section 9.2(a)(xii).

Specified Representations shall mean the representations and warranties set forth in Sections 3.1, 3.2, 3.5, 3.6, 3.7 and 3.9.

Subsidiary shall mean a corporation in which a Person owns, directly or indirectly, more than 50% of the Voting Stock.

Taxes shall mean (i) all federal, state, local, or foreign taxes, charges, fees, imposts, levies, or other assessments, including, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, and estimated taxes, customs duties, fees, assessments, and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax, or additional amounts imposed by any taxing authority in connection with any item described in clause (i), and (iii) any transferee liability in respect of any items described in clauses (i) and/or (ii).

Tax Returns shall mean all returns, declarations, reports, estimates, information returns and statements in respect of any Taxes required to be filed with a governmental or administrative body charged with collection, enforcement, or administration of Taxes.

Threshold Amount shall have the meaning set forth in Section 9.7(b).

Total Purchase Price shall have the meaning set forth in Section 2.1(a).

Transaction Documents shall mean this Agreement, the Registration Rights Agreement, the Investors’ Rights Agreement, the Guarantee and the Voting Agreement, the Indemnification Agreement and the Pledge Agreement, and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by any of the Company Parties in connection with the transactions contemplated by this Agreement.

Voting Agreement shall have the meaning set forth in Section 6.9.

Voting Stock shall mean securities of any class or classes of a corporation the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

11.2 Accounting Principles

Where the character or amount of any asset or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with GAAP at the time in effect, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

11.3 Directly or Indirectly

Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

11.4 Governing Law

THIS AGREEMENT AND ALL CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

11.5 Dispute Resolution

Any dispute, controversy or claim arising out of or relating to this Agreement, including the validity, invalidity, breach or termination thereof, shall be finally settled by arbitration under the United Nations Commission of International Trade Law Arbitration Rules in accordance with the Hong Kong International Arbitration Centre Procedures for the Administration of International Arbitration in force when the Notice of Arbitration is submitted in accordance with these Rules. There shall be three (3) arbitrators. The language of the arbitration shall be English.

The appointing authority shall be the Hong Kong International Arbitration Centre. The place of arbitration shall be in Hong Kong.

11.6 Effect of this Agreement during arbitration

During the conduct of any arbitration proceedings pursuant to this Section 11, this Agreement shall remain in full force and effect in all respects except for the matter under arbitration and the parties shall continue to perform their obligations hereunder, except for those obligations involved in the matter under dispute, and to exercise their rights hereunder.

11.7 Consolidation

(a)	The parties to this Agreement, the parties to the other Transaction Documents and their successors and assigns are bound by this arbitration agreement and by the arbitration agreements contained in each of the other Transaction Documents (collectively, the Arbitration Agreements) and the parties to the Arbitration Agreements agree to the consolidation of arbitrations in accordance with the provisions of this Section 11.7.

(b)	In the event of two or more arbitrations having been commenced under one or more of the Arbitration Agreements, the tribunal in the arbitration first filed (the First Tribunal) may in its sole discretion, upon the application of any party to the arbitrations so commenced, order that the proceedings be consolidated before the First Tribunal if (i) there are issues of fact and/or law common to the arbitrations, (ii) the interests of justice and efficiency would be served by such a consolidation, and (iii) no prejudice would be caused to any party in any material respect as a result of such consolidation, whether through undue delay or otherwise. Such application shall be made as soon as practicable and the party making such application shall give notice to the other parties to the arbitrations.

(c)	The First Tribunal shall be empowered to (but shall not be obliged to) order at its discretion, after inviting written (and where desired oral) representations from the parties that all or any of such arbitrations shall be consolidated or heard together and/or that the arbitrations be heard immediately after another and shall establish a procedure accordingly. All parties shall take such steps as are necessary to give effect and force to any orders of the First Tribunal.

(d)	If the First Tribunal makes an order for consolidation, it: (i) shall thereafter, to the exclusion of other arbitral tribunals, have jurisdiction to resolve all disputes forming part of the consolidation order; (ii) shall order that notice of the consolidation order and its effect be given immediately to any arbitrators already appointed in relation to the disputes that were consolidated under the consolidation order; and (iii) may also give such directions as it considers appropriate (A) to give effect to the consolidation and make provision for any costs which may result from it (including costs in any arbitration or arbitrator rendered functus officio under this Section 11.7); and (B) to ensure the proper organization of the arbitration proceedings and that all the issues between the parties are properly formulated and resolved.

(e)	Upon the making of the consolidation order, any appointment of arbitrators relating to arbitrations that have been consolidated by the First Tribunal (except for the appointment of the arbitrators of the First Tribunal itself) shall for all purposes cease to have effect and such arbitrators are deemed to be functus officio, on and from the date of the consolidation order. Such cessation is without prejudice to (i) the validity of any acts done or orders made by such arbitrators before termination, (ii) such arbitrators’ entitlement to be paid their proper fees and disbursements and (iii) the date when any claim or defense was raised for the purpose of applying any limitation period or any like rule or provision.

(f)	The Parties hereby waive any objections they may have as to the validity and/or enforcement of any arbitral awards made by the First Tribunal following the consolidation of disputes or arbitral proceedings in accordance with this Section 11.7 where such objections are based solely on the fact that consolidation of the same has occurred.

11.8 Paragraph and Section Headings

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

12. MISCELLANEOUS

12.1 Notices

(a)	All communications under this Agreement shall be in writing and in English and shall be delivered by hand or facsimile or mailed by overnight courier or by registered mail or certified mail, postage prepaid:

(i)	if to an Investor, at the address or facsimile number set forth on Schedule 2.1 hereto, or at such other address or facsimile number as the Investor may have furnished the Company in writing, with a copy (which shall not constitute notice) to:

Lovells LLP

11th Floor, One Pacific Place

88 Queensway

Hong Kong

Attention: Owen Chan

Facsimile: (852) 2219 0222

(ii)	if to the Company at c/o Anqing Zhongxi Yao, Ltd., No 2, Jing Jiu Road, Middle Wei Er Road, Industrial Park 1.3, Development Zone, Anqing City, Anhui Province, PRC (facsimile: (86) 556-5523735), Attention: Pang Tuck Wing, Chief Financial Officer, or at such other address or facsimile number as it may have furnished the Investors in writing, with a copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer

11/F, Two Exchange Square

Central, Hong Kong

(facsimile: (852) 2810 6192)

Attention: Calvin Lai

(b)	Any notice so addressed shall be deemed to be given: if delivered by hand or facsimile, on the date of such delivery; if mailed by courier, on the first Business Day following the date of such mailing; and if mailed by registered or certified mail, on the third Business Day after the date of such mailing.

12.2 Expenses

Subject to the exceptions in this paragraph, each of the parties to this Agreement shall bear its own costs and expenses relating to the negotiation, preparation, execution and performance by it of this Agreement and each of the Transaction Documents; provided, however, that (a) if the transactions contemplated by this Agreement are consummated, then the Company shall pay or reimburse the Lead Investor for all reasonable costs and expenses (including attorneys’ fees and expenses), as evidenced by proper invoices and receipts, up to an aggregate total of US$240,000 and (b) if the transactions contemplated by this Agreement are not consummated because (i) the Company has not satisfied all of the closing conditions set out in Section 6 of this Agreement by the Final Termination Date, (ii) this Agreement is terminated by the Lead Investor pursuant to Section 10.1(f), or (iii) it is caused by any reason attributable to the Company, the Company shall pay or reimburse the Lead Investor for all reasonable costs and expenses incurred in connection with its financial due diligence exercise (as evidenced by proper invoices and receipts) up to an aggregate total of US$100,000.

12.3 Reproduction of Documents

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by the Investors on the Closing Date (except for the certificates evidencing the Shares themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to the Investors, may be reproduced by any Investor by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and any Investor may destroy any original document so reproduced. All parties hereto agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by an Investor in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

12.4 Successors and Assigns

(a)	Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(b)	The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Investors. Any Investor may assign any or all of its rights under this Agreement to any Person to whom such Investor assigns or transfers any Shares, provided such transferee agrees in writing to be bound, with respect to the transferred Shares, by the provisions hereof that apply to the “Investors.” Any attempted assignment, delegation, or transfer in violation of this Section 12.4 shall be void and of no force or effect.

12.5 Entire Agreement; Amendment and Waiver

This Agreement, the Schedules and the agreements attached as Exhibits hereto constitute the entire understandings of the parties hereto and supersede all prior agreements or understandings with respect to the subject matter hereof among such parties. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of the Company and the Investors.

12.6 Severability

In the event that any part or parts of this Agreement shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not affect the remaining provisions of this Agreement which shall remain in full force and effect.

12.7 Limitation on Enforcement of Remedies

The Company hereby agrees that it will not assert against the limited partners of any of the Investors any claim it may have under this Agreement by reason of any failure or alleged failure by such Investor to meet its obligations hereunder.

12.8 Counterparts

This Agreement may be executed in one or more counterparts (including by facsimile or electronic transmission), each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

12.9 Specific Performance

Each Company Party hereby acknowledges and agrees that if any of the Company Parties refuses to perform under this Agreement, monetary damages alone will not be adequate to compensate the Investors for their injuries. The Investors shall, therefore, in addition to any other remedy that may be available to it, be entitled to obtain specific performance of this Agreement. If any action, suit, or proceeding is instituted by any Investor to enforce this Agreement, the Company Parties hereby waive the defense that there is an adequate remedy at law. In the event of a default by any of the Company Parties that results in the filing of an action for damages, specific performance, or other remedies, Investors shall be entitled to reimbursement by the Company Parties of all reasonable attorneys’ fees and expenses incurred by it. Notwithstanding anything contained in this Section to the contrary, the Investors shall be entitled to obtain specific performance of this Agreement only after the Closing.

12.10 Third-Party Beneficiaries

Except as expressly provided in Section 9, nothing express or implied in this Agreement is intended or shall be construed to confer upon or give any Person other than the parties hereto and their respective permitted assigns any rights or remedies under of by reason of this Agreement or the transactions contemplated hereby.

12.11 Waiver

The rights and remedies provided for herein are cumulative and not exclusive of any right or remedy that may be available to any party whether at law, in equity, or otherwise. No delay, forbearance, or neglect by any party, whether in one or more instances, in the exercise or any right, power, privilege, or remedy hereunder or in the enforcement of any term or condition of this Agreement shall constitute or be construed as a waiver thereof. No waiver of any provision hereof, or consent required hereunder, or any consent or departure from this Agreement, shall be valid or binding unless expressly and affirmatively made in writing and duly executed by the party to be charged with such waiver. No waiver shall constitute or be construed as a continuing waiver or a waiver in respect of any subsequent breach or Default, either of similar or different nature, unless expressly so stated in such writing.

12.12 Incorporation of Exhibits and Schedules

The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. Any matter disclosed pursuant to an Section of or Schedule or Exhibit to this Agreement whose relevance or applicability to any representation made elsewhere in this Agreement is reasonably apparent on its face shall be deemed to be an exception to such representations and to be disclosed with respect to all such other Sections of and Schedules and Exhibits to this Agreement where it is so apparent on its face, notwithstanding the omission of a reference or a cross-reference thereto.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE COMPANY

SINOCOM PHARMACEUTICAL, INC., a Nevada Corporation

By:	/s/ Mr. Chi Kwong Wan
Name:	Mr. Chi Kwong Wan
Title:	Chairman

KEY SHAREHOLDERS

/s/ Chi Kwong Wan
Chi Kwong Wan

/s/ Xuexiang Ai
Xuexiang Ai

EASTERN WEALTHY INTERNATIONAL INVEST LIMITED, a British Virgin Islands Corporation

By:	/s/ Xuexiang Ai
Name:	Xuexiang Ai
Title:	Sole Director

THE INVESTORS

DBS NOMINEES (PRIVATE) LIMITED,

By:	/s/ Stanley Leung
Name:	Stanley Leung
Title:	Senior Vice President

SEAVI ADVENT EQUITY V (A) LTD,

By:	/s/ Teo Yi-Dar
Name:	Teo Yi-Dar
Title:	Director